UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

MEMORIAL RESOURCE DEVELOPMENT CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEMORIAL RESOURCE DEVELOPMENT CORP.

500 Dallas Street, Suite 1800

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2016

The 2016 Annual Meeting of Stockholders of Memorial Resource Development Corp. will be held at The Forum, Two Allen Center, 1200 Smith Street, Houston, Texas 77002 on May 13, 2016, at 9:00 a.m. local time, to consider the following proposals:

1.    To elect seven members of the board of directors to hold office until our 2017 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.    To ratify the appointment, by the Audit Committee of the Board of Directors, of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3.    To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in the accompanying proxy materials. Only stockholders of record at the close of business on March 14, 2016, the record date, are entitled to receive notice of and to vote at the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials primarily via the Internet, rather than mailing paper copies of these materials to each stockholder. On or about April 1, 2016, we will mail to each stockholder of record a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

By Order of the Board of Directors,

Kyle N. Roane
Senior Vice President, General Counsel and Corporate Secretary

Houston, Texas

April 1, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2016

This Notice of Annual Meeting and Proxy Statement, along with our 2015 Annual Report on Form 10-K, are available free of charge at http://www.proxyvote.com.

YOUR VOTE IS IMPORTANT

Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

MEMORIAL RESOURCE DEVELOPMENT CORP.

500 Dallas Street, Suite 1800

Houston, Texas 77002

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

We have furnished this proxy statement to you because the Board of Directors (the “Board”) of Memorial Resource Development Corp., a Delaware corporation (referred to herein as the “Company,” “Memorial,” “we,” “us” or “our”), is soliciting your proxy to vote at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 13, 2016, at 9:00 a.m. local time, at The Forum, Two Allen Center, 1200 Smith Street, Houston, Texas 77002. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy.

We provide access to our proxy materials to our stockholders on the Internet. Accordingly, on or about April 1, 2016, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) to stockholders. Stockholders will have the ability to access the proxy materials, including this proxy statement and voting instructions, on the website referred to in the Notice of Availability or request a printed set of the proxy materials to be sent to them by following the instructions in the Notice of Availability.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have furnished this proxy statement to you because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting.

Am I entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 14, 2016, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 205,303,554 shares of common stock outstanding and entitled to vote at the Annual Meeting, with each such share of common stock entitling the holder of record on such date to one vote. There is no cumulative voting.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. If you attend the Annual Meeting in person, you may be asked to present valid picture identification, such as a driver’s license or passport, to be admitted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a broker, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. If you attend the Annual Meeting in person, you may be asked to present valid picture identification, such as a driver’s license or passport, and you must present proof of your ownership, such as a current brokerage or bank account statement reflecting ownership as of the Record Date, to be admitted. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card executed in your favor from your broker, bank, dealer or other holder of record.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), we are making our proxy materials available to our stockholders electronically via the Internet, rather than mailing paper copies of these materials to each stockholder. On or about April 1, 2016, the Company is sending the Notice of Availability to its stockholders of record as of the Record Date. You will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Availability includes (i) instructions on how to access the Company’s proxy materials and vote via the Internet, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request paper copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access the proxy materials, and (vii) information about attending the Annual Meeting and voting in person.

Can I vote my shares by filling out and returning the Notice of Availability?

No. The Notice of Availability only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice of Availability and returning it. The Notice of Availability provides instructions on how to cast your vote. For additional information, please see “—What are the different methods that I can use to vote my shares of common stock?” below.

What am I being asked to vote on?

You are being asked to vote on two proposals:

●	Proposal 1—the election of seven members of the Board to hold office until our 2017 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and

●	Proposal 2—the ratification of the appointment, by the Audit Committee of the Board, of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

In addition, you are entitled to vote on any other matters that may properly come before the Annual Meeting.

How does the Board recommend that I vote my shares?

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations. The Board’s recommendations can be found with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

●	Proposal 1—FOR the election of each of the seven director nominees; and

●	Proposal 2—FOR the ratification of the appointment, by the Audit Committee of the Board, of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

What are the different methods that I can use to vote my shares of common stock?

If you are a registered stockholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

●	By Internet. You may submit a proxy electronically via the Internet, using the website listed on the Notice of Availability. Please have the Notice of Availability in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.

●	By Telephone. You may submit a proxy by telephone using the toll-free number listed on the Notice of Availability. Please have the Notice of Availability in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.

●	By Mail. You may request a hard copy of the proxy card by following the instructions on the Notice of Availability. You may submit a proxy by mail by completing, signing, dating and returning your proxy card in the provided pre-addressed envelope. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. The completed and signed proxy card must be received by the date specified on the Notice of Availability.

●	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

If your shares are held in “street name,” you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting will also be offered to stockholders owning shares through most banks and brokers.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet service providers and telephone companies.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting.

If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

●	You may submit another properly completed proxy with a later date.

●	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 500 Dallas Street, Suite 1800, Houston, Texas 77002.

●	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank, dealer or other agent, you should follow the instructions provided by them.

How are votes counted and how many votes are required to approve each proposal?

For Proposal 1, directors will be elected by a plurality of all votes cast. You may vote “FOR” a nominee to the Board or you may “WITHHOLD” your vote for any nominee you specify. The seven nominees who receive the highest number of “FOR” votes will be elected as directors. For Proposal 2, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Approval of Proposal 2 requires the affirmative “FOR” vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

With respect to Proposal 1 to elect directors, withheld votes and broker non-votes will not have any effect on the outcome of the director elections. With respect to Proposal 2 to ratify the appointment of our independent registered public accounting firm, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you are a stockholder of record and you do not vote in person at the Annual Meeting or vote by proxy, then your shares will not be voted.

If you hold your shares in “street name,” your broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For certain “routine” matters, even if you do not give your broker instructions on how to vote your shares, the broker may vote your shares in its discretion. This is a broker discretionary vote. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2) is considered routine under applicable rules. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on that proposal. This is a broker non-vote. The proposal to elect directors (Proposal 1) is not considered routine. As a result, no broker may vote your shares on this proposal without your specific instructions.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc., as our independent agent, to receive and tabulate votes at the Annual Meeting. Broadridge will separately tabulate “For” or “Withhold” or “For,” “Against,” or “Abstain” votes, abstentions and broker non-votes, as applicable. Broadridge has also been retained to be our election inspector to certify the results, determine the existence of a quorum and the validity of proxies, and perform any other acts required under the Delaware General Corporation Law.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

MRD Holdco LLC (“MRD Holdco”) and certain former management members of WildHorse Resources, LLC (“WildHorse Resources”), including our Chief Executive Officer, Jay C. Graham, as a group, currently control approximately 51% of the voting power entitled to vote at the Annual Meeting. Accordingly, such group has the requisite voting power to constitute a quorum at the Annual Meeting and to ensure the approval of the proposals described in this proxy statement.

Who is paying for this proxy solicitation?

We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Availability, Notice of Annual Meeting and Proxy Statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person or by telephone, e-mail, facsimile or other means, without additional compensation. We may also reimburse brokers, banks, dealers and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 2, 2016, to our Corporate Secretary at 500 Dallas Street, Suite 1800, Houston, Texas 77002; provided that if the date of the annual meeting is more than 30 days before or after May 13, 2017, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. If you wish to submit a proposal that is not to be included in our proxy materials for next year’s annual meeting pursuant to the SEC stockholder proposal procedures or to nominate a director, you must do so between January 13, 2017 and February 12, 2017; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 13, 2017, you must give notice not earlier than the 120th day before such annual meeting date and not later than the 90th day before such annual meeting date or, if later, the 10th day following the day on which public announcement of the annual meeting date is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of seven members.

On June 18, 2014, we entered into a voting agreement with MRD Holdco, WHR Incentive LLC (“WHR Incentive”), a limited liability company beneficially owned by Jay C. Graham, who is our current Chief Executive Officer, Anthony Bahr, and certain former management members of WildHorse Resources that contributed their ownership of WildHorse Resources to us in connection with the closing of our initial public offering. Among other things, the voting agreement provides that those former management members of WildHorse Resources will vote all of their shares of our common stock as directed by MRD Holdco.

The voting agreement also provides MRD Holdco with the right to designate up to three nominees to the Board, provided that such number of nominees shall be reduced to two, one and zero if Natural Gas Partners VIII, L.P. (“NGP VIII”), Natural Gas Partners IX, L.P. (“NGP IX”) and NGP IX Offshore Holdings, L.P. (“NGP IX Offshore”) (collectively, the “Funds”) and their respective affiliates collectively own less than 35%, 15% and 5%, respectively, of the outstanding shares of our common stock. The voting agreement also requires us and the stockholders party thereto to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), including voting their shares of our common stock, to cause the election of the nominees designated by MRD Holdco. In addition, the voting agreement provides that for so long as MRD Holdco has the right to designate two directors to the Board, we will cause any committee of the Board to include in its membership at least one director designated by MRD Holdco, except to the extent that such membership would violate applicable securities laws or stock exchange rules.

At each annual meeting, our stockholders will elect our directors. Our executive officers and key employees serve at the discretion of the Board. Directors may be removed, either with or without cause, by the affirmative vote of the holders of a majority of our common stock so long as at least 50% of the voting power of all our shares is owned by MRD Holdco and the Funds (or MRD Holdco and the Funds otherwise have the right to vote or direct the vote of at least 50% of the voting power of all our shares). At any other time, our board will be classified and directors may be removed for cause only by the affirmative vote of at least 75% of the voting power of our common stock.

The Board has nominated the following individuals for election as directors of the Company to serve until our 2017 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified:

Tony R. Weber

Jay C. Graham

Scott A. Gieselman

Kenneth A. Hersh

Robert A. Innamorati

Carol Lee O’Neill

Pat Wood, III

Each of the seven director nominees receiving a plurality of the votes at the Annual Meeting will be elected. The Board recommends that you vote “FOR” the election of each of the nominees listed above.

Unless otherwise instructed, the proxyholders will vote the proxies received by them for the seven nominees named above. The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the proxyholders will vote for the election of a substitute nominee that the Board recommends.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

DIRECTORS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board as set forth in “Proposal 1 —Election of Directors” above, the members of the Board will be:

Name	Age	Position
Tony R. Weber	53	Chairman
Jay C. Graham	45	Chief Executive Officer and Director
Scott A. Gieselman	53	Director
Kenneth A. Hersh	53	Director
Robert A. Innamorati	68	Director
Carol Lee O’Neill	52	Director
Pat Wood, III	53	Director

Set forth below is biographical information for the nominees. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Tony R. Weber has served as Chairman of the Board since our formation and as a member of the board of managers of Memorial Resource Development LLC, which has historically owned our predecessor’s business (“MRD LLC”), from September 2011 to June 2014 and a member of the board of directors of Memorial Production Partners GP LLC (“MEMP GP”), the general partner of Memorial Production Partners LP (the “Partnership” or “MEMP”), from September 2011 to March 2016. Mr. Weber currently serves as Managing Partner and Chief Operating Officer for NGP. Prior to joining NGP in December 2003, Mr. Weber was the Chief Financial Officer of Merit Energy Company from April 1998 to December 2003. Prior to that, he was Senior Vice President and Manager of Union Bank of California’s Energy Division in Dallas, Texas from 1987 to 1998. In his role at NGP, Mr. Weber serves on numerous private company boards as well as industry groups, IPAA Capital Markets Committee and Dallas Wildcat Committee. He currently serves on the Dean’s Council of the Mays Business School at Texas A&M University and was a founding member of the Mays Business Fellows Program. Mr. Weber was nominated to the Board by MRD Holdco pursuant to the voting agreement.

The Board believes that Mr. Weber’s extensive corporate finance, banking and private equity experience bring substantial leadership skill and experience to the Board.

Jay C. Graham has served as our Chief Executive Officer and as a member of the Board since January 2016. Previously, Mr. Graham served as Co-CEO and Co-Founder of WildHorse Resources II, LLC from June 2013 to January 2016 and President of WildHorse Resources Management Company, LLC (“WHR Management Company”) from October 2012 to January 2016. Prior to the Company’s initial public offering in June 2014, Mr. Graham served as President of WildHorse Resources, LLC, which was a subsidiary of the Company, from August 2007 to June 2014. From 1992 to 2007, Mr. Graham held a variety of positions of increasing responsibility in Halliburton, Devon Energy and Anadarko Petroleum Corporation. Mr. Graham is a registered professional engineer in Texas.

The Board believes Mr. Graham’s degree and experience in petroleum engineering and his history of operating oil and natural gas companies, bring valuable strategic, managerial and analytical skills to the Board and us.

Scott A. Gieselman has served as a member of the Board since our formation and as a member of MRD LLC’s board of managers from September 2011 to June 2014 and MEMP GP’s board of directors from September 2011 to March 2016. Mr. Gieselman has been a managing director of NGP since April 2007. Mr. Gieselman has served as a member of the board of directors of Rice Energy Inc. since January 2014. From 1988 to April 2007, Mr. Gieselman worked in various positions in the investment banking energy group of Goldman, Sachs & Co., where he became a partner in 2002. Mr. Gieselman was nominated to the Board by MRD Holdco pursuant to the voting agreement.

The Board believes that Mr. Gieselman’s considerable financial and energy investment banking experience, as well as his experience on the boards of numerous private energy companies, bring important and valuable skills to the Board.

Kenneth A. Hersh has served as a member of the Board since our formation and as a member of MRD LLC’s board of managers from April 2011 to June 2014 and MEMP GP’s board of directors from April 2011 to March 2016. Mr. Hersh currently serves as Chief Executive Officer of NGP Energy Capital Management. Mr. Hersh served as a director of NGP Capital Resources Company from November 2004 until September 2014. Mr. Hersh served as a director of Resolute Energy Corporation from September 2009 to

March 2012, as a director of Eagle Rock Energy G&P, LLC, the indirect general partner of Eagle Rock Energy Partners, L.P., from March 2006 until June 2011 and Energy Transfer Partners, L.L.C., the indirect general partner of Energy Transfer Partners, L.P., a natural gas gathering and processing and transportation and storage and retail propane company, from February 2004 through December 2009, and served as a director of LE GP, LLC, the general partner of Energy Transfer Equity, L.P., from October 2002 through December 2009. Mr. Hersh currently serves on the Dean’s Council of the Harvard Kennedy School. He also served on the Advisory Council of the Graduate School of Business at Stanford University from 2009 through 2015. He is a Senior Advisor to The Carlyle Group. He is also a member of the Council of Foreign Relations and of the World Economic Forum where he has been a featured speaker at its annual meeting held in Davos, Switzerland. Mr. Hersh was nominated to the Board by MRD Holdco pursuant to the voting agreement.

The Board believes that Mr. Hersh brings extensive knowledge to the Board and us through his experience in the energy industry as an investor, involvement in complex energy-related transactions and his position as Chief Executive Officer of NGP Energy Capital Management. Mr. Hersh also brings a wealth of industry-specific transactional skills, entrepreneurial ideas and a personal network of public and private capital sources that the Board believes will bring us opportunities that we may not otherwise have.

Robert A. Innamorati has served as a member of the Board since June 2014 and as chairman of the Board’s audit committee since June 2014. Mr. Innamorati has served as President of Robert A. Innamorati & Co. Inc., a private investment and advisory firm, since 1995. He previously served as President of a privately-owned diversified investment company with assets in excess of $1.5 billion from 2007 until 2012. Mr. Innamorati also held positions with Banc One Capital Corporation, Drexel Burnham Lambert & Co. Inc., PaineWebber, Inc. and Blyth Eastman Dillon & Co., Inc. He previously served for six years as a special agent with the United States Secret Service in Washington, D.C. and two years in the United States Marine Corps Reserves. Mr. Innamorati served as a member of the board of directors of MEMP GP from August 2012 until December 2014. Mr. Innamorati served as a board member of The Texas Rangers Baseball Club until February 2013, where he served as chairman of the compensation committee and as a member of the finance committee. Mr. Innamorati has also served as a board member for several private companies.

The Board believes that Mr. Innamorati’s extensive corporate finance, banking and private equity experience and audit committee experience brings substantial leadership skill and experience to the Board.

Carol Lee O’Neill has served as a member of the Board since June 2014. Ms. O’Neill has been Vice President of Strategy and Key Initiatives at Barry-Wehmiller Group, a private company engaged in the global equipment business based primarily in the United States and Europe, since October 2013. From April 2010 to September 2013, Ms. O’Neill was Senior Vice President of Packaging at Spartech Corporation. Prior to that, Ms. O’Neill served as President of Flying Food Group from August 2007 to April 2010. From 1996 to 2007, Ms. O’Neill held various senior management positions at Sealed Air Corporation.

The Board believes that Ms. O’Neill’s considerable financial and leadership experience brings important and valuable skills to the Board.

Pat Wood, III has served as a member of the Board since June 2014. Mr. Wood has served as a principal of Wood3 Resources, an energy infrastructure developer, since July 2005. From 2001 until July 2005, Mr. Wood served as chairman of the Federal Energy Regulatory Commission. From 1995 until 2001, he chaired the Public Utility Commission of Texas. Prior to 1995, Mr. Wood was an attorney with Baker & Botts, a global law firm, and an associate project engineer with Arco Indonesia, an oil and gas company, in Jakarta. Mr. Wood currently serves on the board of directors of Dynegy Inc., Quanta Services Inc. and SunPower Corp.

The Board believes that Mr. Wood’s prior experience in corporate leadership, government and regulatory oversight, in addition to experience in public company board leadership, provide significant contributions to the Board.

CORPORATE GOVERNANCE MATTERS

Code of Conduct

The Board has adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available in the Corporate Governance section of our website at www.memorialrd.com. The purpose of the Code of Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us; and to promote compliance with all applicable rules and regulations that apply to us and our officers.

Board Composition

We have seven directors. Assuming that the group consisting of MRD Holdco and certain former management members of WildHorse Resources management continue to control more than 50% of our common stock, we intend to continue to avail ourselves of the “controlled company” exception under NASDAQ rules, which eliminates the requirements that we (i) have a majority of independent directors, (ii) maintain a compensation committee or (iii) maintain an independent nominating function. We are required, however, to have, and do have, an audit committee comprised entirely of independent directors.

As a result of the size of that group’s ownership of our common stock, that group is able to control matters requiring stockholder approval, including the election of directors, changes to our organizational documents and significant corporate transactions.

If at any time we cease to be a “controlled company” under NASDAQ rules, the Board will take all action necessary to comply with the NASDAQ rules, including appointing a majority of independent directors to the Board and ensuring we have a compensation committee composed entirely of independent directors and a nominating and corporate governance committee composed entirely of independent directors or a nominating process in which nominees for election to the Board are selected by, or recommended for the Board’s selection by, a majority of the independent directors, subject to a permitted “phase-in” period. We will cease to qualify as a “controlled company” once that group ceases to control a majority of our voting stock.

The Board currently consists of a single class of directors each serving one year terms. After we cease to be a controlled company, the Board will be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, and such directors being removable only for “cause.”

In evaluating director candidates, the Board will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the ability of the Board to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties. The Board will consider individuals identified by stockholders on the same basis as nominees from other sources. We have no minimum qualifications for director candidates. In general, however, the Board will review and evaluate both incumbent and potential new directors in an effort to achieve diversity of skills and experience among our directors and in light of the following criteria:

●	experience in business, government, education, technology or public interests;

●	high-level managerial experience in large organizations;

●	breadth of knowledge regarding our business or industry;

●	specific skills, experience or expertise related to an area of importance to us, such as energy production, consumption, distribution or transportation, government, policy, finance or law;

●	moral character and integrity;

●	commitment to our stockholders’ interests;

●	ability to provide insights and practical wisdom based on experience and expertise;

●	ability to read and understand financial statements; and

●	ability to devote the time necessary to carry out the duties of a director, including attendance at meetings and consultation on company matters.

Although we do not have a policy in regard to the consideration of diversity in identifying director nominees, the Board seeks nominees with distinct professional backgrounds, experience and perspectives so that the Board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities.

Director Independence

The Board has determined that, under NASDAQ listing standards, Messrs. Innamorati and Wood and Ms. O’Neill are independent directors. In addition, the Board has determined that, under NASDAQ listing standards and taking into account any applicable committee standards and rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Messrs. Innamorati and Wood and Ms. O’Neill are independent directors under the heightened independence requirements for service on an audit committee.

Leadership Structure of the Board

Our bylaws and corporate governance guidelines provide the Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or to implement a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. Mr. Weber serves as Chairman of the Board and facilitates communications between members of the Board and works with management in the preparation of the agenda for each Board meeting. All of our directors are encouraged to make suggestions for Board agenda items or pre-meeting materials.

The Board has concluded that our current leadership structure with separate Chairman of the Board and Chief Executive Officer positions is appropriate at this time. However, the Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. The Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole. The Board is responsible for monitoring and assessing strategic risk exposure, and the Audit Committee assists the Board in fulfilling its oversight responsibilities by overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related-person transactions.

Committees of the Board of Directors

The Board has established an Audit Committee and may establish such other committees as the Board shall determine from time to time. The Audit Committee composition and responsibilities are described below.

Audit Committee

Messrs. Innamorati and Wood and Ms. O’Neill serve as the members of the Audit Committee. The Board has determined that Mr. Innamorati is an “audit committee financial expert” as defined by the SEC. Each member of the Audit Committee meets the criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Exchange Act and the independence standards established by NASDAQ. Mr. Innamorati serves as the Chairman of the Audit Committee.

The duties of the Audit Committee are set forth in its charter, which is available in the Corporate Governance section of our website at http://www.memorialrd.com. The principal duties of the Audit Committee are to assist the Board in fulfilling its responsibility to oversee management regarding:

●	systems of internal control over financial reporting and disclosure controls and procedures;

●	the integrity of the financial statements;

●	the qualifications, engagement, compensation, independence and performance of the independent auditors and our internal audit function;

●	compliance with legal and regulatory requirements;

●	review of material related party transactions; and

●	compliance with and adequacy of the Code of Conduct and review and, if appropriate, approve any requests for written waivers sought with respect to any executive officer or director under, the Code of Conduct.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

During 2015, the Board met six times, the Audit Committee met five times and each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served. We encourage all of our directors and nominees for director to attend the Annual Meeting; however, attendance is not mandatory. Five of our directors attended the 2015 Annual Meeting.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary at 500 Dallas Street, Suite 1800, Houston, Texas 77002. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “MRD Stockholder-Board Communication” or “MRD Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Company’s General Counsel will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (i) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication and (ii) the communication falls within the scope of matters generally considered by the Board. If the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, then the Company’s General Counsel may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. If requested, any questions or comments will be kept confidential to the extent reasonably possible. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.

Compensation Committee Interlocks and Insider Participation

During 2015, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on the Board. During 2015, no member of the Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

Compensation Committee Report

As permitted under the NASDAQ “controlled company” exception, we do not have a compensation committee. The Board has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on its review and discussion with management, the Board approved that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Tony R. Weber, Chairman of the Board
Jay C. Graham
Scott A. Gieselman
Kenneth A. Hersh
Robert A. Innamorati
Carol Lee O’Neill
Pat Wood, III

DIRECTOR COMPENSATION IN 2015

Our officers or employees and officers or employees of NGP and its affiliates who also serve as our directors do not receive additional compensation for their service as a director. Our directors who are not our officers or employees do receive compensation as “non-employee directors.” The following table presents information regarding compensation paid to the non-employee directors during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash	Restricted Stock Awards (2)	All Other Compensation	Total
Robert A. Innamorati (1)	$132,500	$124,996	$—	$257,496
Carol Lee O’Neill	125,000	124,996	—	249,996
Pat Wood, III	125,000	124,996	—	249,996

(1)	Mr. Innamorati serves as chairman of the Audit Committee.
(2)	Reflects the aggregate grant date fair value of restricted common stock awards granted under the Memorial Resource Development Corp. 2014 Long Term Incentive Plan (the “MRD Plan”) calculated by multiplying the number of restricted common shares granted to each director by the closing price of our common stock on the date of grant ($18.05 with respect to the grants made to Messrs. Innamorati and Wood and Ms. O’Neill on January 9, 2015). For information about assumptions made in the valuation of these awards, see Note 11 of the Notes to Consolidated and Combined Financial Statements included in our Form 10-K filed on February 24, 2016. At December 31, 2015, Messrs. Innamorati and Wood and Ms. O’Neill each had 6,925 shares of restricted common stock outstanding.

For 2016, the following compensation has been approved for the non-employee directors:

●	an annual retainer of $125,000 for each director payable quarterly in arrears;

●	an annual equity grant under the MRD Plan of $125,000 of restricted common stock, which was granted in January 2016, was based on the price per share on the date of grant, and will vest one year from the date of grant; and

●	an additional retainer of $7,500 for service as the chair of the audit committee.

In addition, non-employee directors are reimbursed for all out-of-pocket expenses incurred in connection with attending Board or committee meetings. Each director is indemnified for his or her actions associated with being a director to the fullest extent permitted under Delaware law.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Corporate Restructuring

In connection with our initial public offering, we engaged in restructuring events and transactions with certain affiliates and our existing equity holders. Pursuant to a contribution agreement, MRD LLC contributed to us substantially all of its assets, comprised of: (i) 100% of the ownership interests in Classic Hydrocarbons Holdings, L.P., Classic Hydrocarbons GP Co., L.L.C., Black Diamond Minerals, LLC, Beta Operating Company, LLC, Memorial Resource Finance Corp. and MRD Operating LLC; (ii) 99.9% of the membership interests in WildHorse Resources, the owner of our properties in the Terryville Complex; and (iii) MEMP GP (including MEMP GP’s ownership of 50% of MEMP’s incentive distribution rights). In exchange, we issued 128,665,677 shares of our common stock to MRD LLC, which MRD LLC then immediately distributed to MRD Holdco. We assumed the obligations of MRD LLC under its $350 million 10.00%/10.75% Senior PIK toggle notes due 2018 (“PIK notes”), including the obligation to reimburse MRD LLC for the June 15, 2014 interest payment made on the PIK notes.

Pursuant to another contribution agreement, certain former management members of WildHorse Resources contributed to us their outstanding incentive units in WildHorse Resources, as well as the remaining 0.1% of the membership interests in WildHorse Resources, and we issued 42,334,323 shares of our common stock and paid cash consideration of approximately $30.0 million to such former management members of WildHorse Resources.

Voting Agreement

On June 18, 2014, we entered into a voting agreement with MRD Holdco, WHR Incentive, and certain former management members of WildHorse Resources, including Jay C. Graham, our current Chief Executive Officer, who contributed their ownership of WildHorse Resources to us in connection with the closing of our initial public offering. Among other things, the voting agreement provides that those former management members of WildHorse Resources will vote all of their shares of our common stock as directed by MRD Holdco.

The voting agreement also provides MRD Holdco with the right to designate up to three nominees to the Board, provided that such number of nominees shall be reduced to two, one and zero if the Funds and their affiliates collectively own less than 35%, 15% and 5%, respectively, of the outstanding shares of our common stock. The voting agreement also requires us and the stockholders party thereto to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), including voting their shares of our common stock, to cause the election of the nominees designated by MRD Holdco. In addition, the voting agreement provides that for so long as MRD Holdco has the right to designate two directors to the Board, we will cause any committee of the Board to include in its membership at least one director designated by MRD Holdco, except to the extent that such membership would violate applicable securities laws or stock exchange rules.

The voting agreement shall terminate (i) as to the former management members of WildHorse Resources as a group, on the first date on which MRD Holdco, the Funds and their respective affiliates and the former management members of WildHorse Resources collectively beneficially own less than 50% of our outstanding shares of common stock and (ii) as to any individual former management member of WildHorse Resources, at such time as such former management member no longer beneficially owns any shares of our common stock. The voting agreement shall remain in force and effect with respect to MRD Holdco and the Company until such time as MRD Holdco, the Funds and their respective affiliates collectively beneficially own less than 5% of the outstanding shares of our common stock.

Registration Rights Agreement

In connection with the closing of our initial public offering, we entered into a registration rights agreement with MRD Holdco and former management members of WildHorse Resources, Mr. Graham and Mr. Bahr. Pursuant to the registration rights agreement, we have agreed to register the sale of shares of our common stock under certain circumstances.

Demand Rights

Pursuant to the demand rights in the registration rights agreement, in July 2015 we filed a registration statement on Form S-3 for the resale of MRD Holdco’s, Mr. Graham’s, and Mr. Bahr’s shares of common stock. Each of MRD Holdco, Mr. Graham and Mr. Bahr (or their permitted transferees) has the right to require us, subject to certain limitations, to effect a distribution of any or all of their shares of common stock by means of an underwritten offering. In general, any demand for an underwritten offering (other than the first requested underwritten offering made in respect of a prior demand registration and other than a requested underwritten offering made concurrently with a demand registration) shall constitute a demand request subject to the limitations set forth in this paragraph. Generally, we are required to provide notice of the underwritten offering at least five business days before commencement of the offering to all other holders of registrable securities, who may, in certain circumstances, participate in the underwritten offering. Subject to certain exceptions, we will not be obligated to effect an underwritten offering within 90 days after the closing of any underwritten offering of shares of our common stock. Further, we are not obligated to effect, (i) at the request of MRD Holdco, more than a total of three demand registrations through December 31, 2016 (one of which was effected in November 2014) or, after January 1, 2017, more than one demand registration per calendar year; and (ii) more than two demand registrations at the request of each of Mr. Graham or Mr. Bahr.

We are also not obligated to effect any underwritten offering in which the anticipated aggregate offering price included in such offering is less than $50 million if pursuant to a new demand registration or $25 million if pursuant to a prior demand registration. We will be required to use all commercially reasonable efforts to maintain the effectiveness of any registration statement until all shares covered by such registration statement have been sold.

Piggyback Rights

Subject to certain exceptions, if at any time we propose to register an offering of common stock or conduct an underwritten offering, whether or not for our own account, then we must notify MRD Holdco, Mr. Graham and Mr. Bahr (or their permitted transferees) of such proposal at least five business days before the anticipated filing date or commencement of the underwritten offering, as applicable, to allow them to include a specified number of their shares in that registration statement or underwritten offering, as applicable.

Conditions and Limitations; Expenses

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

Omnibus Agreement

On December 14, 2011, in connection with the closing of MEMP’s initial public offering, MRD LLC entered into an omnibus agreement with MEMP and its general partner. In connection with the restructuring transactions, we succeeded to all of MRD LLC’s duties and obligations under the omnibus agreement.

Pursuant to the omnibus agreement, MEMP is required to reimburse us for all expenses incurred by us (or payments made on MEMP’s behalf) in conjunction with our provision of general and administrative services to MEMP, including, but not limited to, public company expenses and an allocated portion of the salary and benefits of the executive officers of MEMP’s general partner and our other employees who perform services for MEMP or on MEMP’s behalf. MEMP is also obligated to reimburse us for insurance coverage expenses we incur with respect to MEMP’s business and operations and with respect to director and officer liability coverage for the officers and directors of MEMP’s general partner.

Pursuant to the omnibus agreement, we will indemnify MEMP’s general partner and MEMP against (i) title defects and (ii) income taxes attributable to pre-closing ownership or operation of the assets we contributed to MEMP in connection with MEMP’s initial public offering, including any income tax liabilities related to such contribution occurring on or prior to the closing of MEMP’s initial public offering.

Our indemnification obligation survived until December 2014 with respect to title defects and will survive for sixty days after the expiration of the applicable statute of limitations with respect to income taxes. All title claims are subject to a $25,000 per claim de minimus exception and an aggregate $2,000,000 deductible.

Pursuant to the omnibus agreement, MEMP must indemnify us for any liabilities incurred by us attributable to the operating and administrative services provided to MEMP under the omnibus agreement, other than liabilities resulting from our bad faith, fraud, gross negligence or willful misconduct. In addition, we must indemnify MEMP for any liability MEMP incurs as a result of our bad faith or willful misconduct in providing operating and administrative services under the omnibus agreement. We may terminate the omnibus agreement in the event that we cease to be an affiliate of MEMP and may also terminate the omnibus agreement in the event of MEMP’s material breach of the agreement, including failure to pay amounts due thereunder in accordance with its terms.

Under the omnibus agreement, none of the parties thereto nor any of their respective affiliates have any obligation to offer, or provide any opportunity to pursue, purchase or invest in, any business opportunity to any other party or their affiliates. Furthermore, the omnibus agreement does not restrict any of the parties thereto and their respective affiliates from competing with either us, MEMP or MEMP’s general partner.

Beta Management Agreement

On December 12, 2012, MRD LLC entered into a management agreement with its wholly-owned subsidiary, Beta Operating Company, LLC, pursuant to which MRD LLC agreed to provide management and administrative oversight with respect to the services provided by such subsidiary under certain operating agreements with a subsidiary of MEMP, in exchange for an annual management fee. In connection with the restructuring transactions, we succeeded to this management agreement and we received approximately $0.4 million from MEMP annually under that agreement. The management agreement was terminated effective November 3, 2015.

Services Agreement

Upon the closing of our initial public offering, we entered into a services agreement with WildHorse Resources and WHR Management Company, pursuant to which WHR Management Company agreed to provide operating and administrative services to us for twelve months relating to the Terryville Complex. In exchange for such services, we paid a monthly management fee to WHR Management Company of approximately $1.0 million excluding third party COPAS income credits. In 2014 and 2015, we paid approximately $6.2 million and $2.0 million, respectively, in aggregate to WHR Management Company in exchange for their services under the services agreement.

The services agreement was terminated effective March 1, 2015. WHR Management Company is a subsidiary of WildHorse Resources II, LLC, an affiliate of the Company. NGP and certain former management members of WildHorse Resources, including Jay C. Graham, our Chief Executive Officer, own WildHorse Resources II, LLC.

Gas Processing Agreement and Other Midstream Agreements

Prior to our initial public offering, we entered into various midstream service agreements with affiliates of PennTex Midstream Partners, LP (“PennTex”), an affiliate of NGP, for the gathering, processing and transportation of natural gas and NGLs. Additionally, we entered into an area of mutual interest and exclusivity agreement (“AMI”) with PennTex pursuant to which PennTex has the exclusive right to provide midstream services to support our current and future production in North Louisiana on our operated acreage within such area (other than production subject to existing third-party commitments).

PennTex is a publicly traded master limited partnership. MRD Midstream LLC (“MRD Midstream”), a wholly owned subsidiary of MRD Holdco, has ownership interests in both PennTex and its general partner. In addition to a 5.25% membership interest in PennTex’s general partner, MRD Midstream also owns approximately 18.4% of PennTex’s limited partner interests and 5.25% of its incentive distribution rights.

The amended and restated gas processing agreement, (“GPA”) has a 15-year primary term, subject to one-year extensions at either party’s election. Processing fees under the GPA are subject to annual inflation escalators. Under the GPA, the Company has agreed to deliver a minimum volume of gas for processing through the term of the agreement measured on a cumulative basis based on specified daily minimum volume thresholds. Any volumes of gas delivered up to the then-applicable daily minimum volume threshold are considered firm reserved gas and are charged the firm fixed-commitment fee, and any volumes delivered in excess of such threshold are considered interruptible volumes and are charged the interruptible-service fixed fee. Pursuant to the GPA, any deficiency payments made by the Company under the GPA will be treated as prepaid processing fees by PennTex (except for the June 2015 deficiency payment). These charges do not expire until the end of the primary term of the GPA. Quarterly deficiency payments are based on the firm-commitment fixed fee. The following table summarizes the minimum volume commitment (“MVC”) and fees associated with the GPA.

Period	MVC (MMBtu/d)	Firm Fee ($/MMBtu)	Interruptible Fee ($/MMBtu)

June 1, 2015 to September 30, 2015	115,000	0.435	0.470

October 1, 2015 to June 30, 2016	345,000	0.435	0.470

July 1, 2016 to June 30, 2026 (1)	460,000	0.435	0.350

July 1, 2026 to June 1, 2030	345,000	0.435	0.350

June 2, 2030 to October 1, 2030	115,000	0.435	0.350

(1) The firm fee is reduced to $0.35 $/MMBtu for volumes in excess of 345,000 MMBtu/d.

The gas gathering agreement, as amended, (“GGA”) has a 15-year primary term, subject to one-year extensions at either party’s election. The Company pays fees for gathering services provided by PennTex, including a firm capacity reservation payment through November 30, 2019 and a usage fee component that is subject to a minimum volume commitment. The GGA also has an annual “use it or lose it” deficiency provision that is based on the usage fee. The minimum volume commitment under the GGA is linked to the minimum volume commitment under the GPA.

Period	MVC (MMBtu/d)	Firm Fee ($/MMBtu)	Usage Fee ($/MMBtu)

June 1, 2015 to November 30, 2019	460,000	0.03	n/a

June 1, 2015 to September 30, 2015	115,000	n/a	0.02

October 1, 2015 to June 30, 2016	345,000	n/a	0.02

July 1, 2016 to November 30, 2019	460,000	n/a	0.02

December 1, 2019 to June 30, 2026	460,000	n/a	0.05

July 1, 2026 to June 1, 2030	345,000	n/a	0.05

The gas transportation agreement, as amended, (“GTA”) has a 15-year primary term, subject to one-year extensions at either party’s election. The GTA provides for the transportation of residue gas through PennTex’s residue gas pipeline from the outlet of their processing plants to delivery points at interconnections with third-party natural gas transportation pipelines. The Company pays a usage fee for all volumes transported under the GTA. The GTA includes a plant tailgate dedication pursuant to which all of the Company’s residue gas produced from the PennTex’s processing plants are delivered for transportation on their residue gas pipeline. The GTA also includes a fixed monthly demand charge to provide priority firm service. The following table summarizes the fees associated with the GTA:

Period	Demand Fee ($/month)	Usage Fee ($/MMBtu)

June 1, 2015 to June 1, 2030	n/a	0.04

January 1, 2016 to December 31, 2025	360,000	n/a

The transportation services agreement (“TSA”) provides for the transportation of NGLs through PennTex’s NGL pipeline from the outlet of their processing plants to a third party delivery point. The Company pays a usage fee for all volumes transported under the TSA. The TSA includes a plant tailgate dedication pursuant to which all of the Company’s NGLs produced from PennTex’s processing plants are delivered for transportation on the its NGL pipeline. The following table summarizes the fees associated with the TSA:

Period	Usage Fee ($/gallon)

October 1, 2015 to October 1, 2030	0.04

Drilling and Completion Services

During the year ended December 31, 2015, the Company paid approximately $8.5 million to Cretic Energy Services, LLC, an NGP affiliated company, for services related to our drilling and completion activities.

During the year ended December 31, 2015, the Company paid approximately $2.3 million to Multi-Shot, LLC, an NGP affiliated company, for services related to our drilling and completion activities.

Dispositions of Oil and Natural Gas Producing Properties to the Partnership

We divested long-lived producing oil and natural gas properties to the Partnership through a drop down transaction in February 2015 pursuant to which we exchanged our East Texas and non-core Louisiana oil and gas properties for all of MEMP’s non-operating interests in the Terryville Complex and approximately $78.4 million in cash.

Procedures for Approval of Related Party Transactions

We maintain a policy for approval of related party transactions. A “related party transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

●	any person who is known by us to be the beneficial owner of more than 5% of our common stock;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common stock; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The policy and procedures for reviewing related party transactions are not formally stated, but they are derived from the Code of Conduct and the charter of the Audit Committee. Under its charter, the Audit Committee is responsible for reviewing all material facts of all related party transactions, including transactions for which disclosure would be required under Item 404(a) of Regulation S-K.

EXECUTIVE OFFICERS

The following table provides information regarding our current executive officers.

Name	Age	Position
Jay C. Graham	45	Chief Executive Officer and Director
Andrew J. Cozby	49	Senior Vice President and Chief Financial Officer
Larry R. Forney	58	Senior Vice President and Chief Operating Officer
Kyle N. Roane	36	Senior Vice President, General Counsel and Corporate Secretary
Gregory M. Robbins	37	Senior Vice President, Corporate Development
Dennis G. Venghaus	34	Vice President and Chief Accounting Officer

Set forth below is a description of the backgrounds of our executive officers. See “Proposal 1—Election of Directors” for biographical information of Jay C. Graham.

Andrew J. Cozby has served as our Senior Vice President and Chief Financial Officer since November 2014, our Vice President and Chief Financial Officer from April 2014 to November 2014 and the Vice President, Finance of MRD LLC from April 2011 to June 2014. Mr. Cozby also served as the Vice President and Chief Financial Officer of MEMP GP from February 2012 to July 2014. From February 2011 to April 2011, Mr. Cozby served as Senior Vice President and Chief Financial Officer of Energy Maintenance Services (EMS Global). Prior to that, he was Chief Financial Officer of Greystone Oil & Gas LLP and Greystone Drilling LP from May 2006 to December 2010. From 2000 to May 2006, Mr. Cozby was Director of Finance for Enterprise Products Partners LP and held various corporate finance positions with its affiliates GulfTerra Energy Partners, LP and El Paso Energy Partners, LP. Prior to that, Mr. Cozby held positions with J.P. Morgan from 1998 to 2000.

Larry R. Forney has served as our Senior Vice President and Chief Operating Officer since November 2014, our Vice President and Chief Operating Officer from June 2014 to November 2014, our Vice President, Operations from April 2014 to June 2014, and the Vice President, Operations and Asset Management of MRD LLC from December 2011 to June 2014. He also served as Vice President, Operations and Asset Management of MEMP GP from December 2011 to December 2012 and the Vice President and Chief Operating Officer of MEMP GP from January 2013 to November 2014. From August 2008 to December 2011, Mr. Forney served as President of Mossback Management LLC, a private entity providing contract operating and engineering consulting services, including managing all operations and related business functions for Hungarian Horizon Energy, Ltd and Central European Drilling, Ltd in Budapest, Hungary from July 2010 to August 2011. From July 2004 to July 2008, Mr. Forney served as Vice President of Operations for Greystone Oil & Gas LLP and Managing Director of Greystone Drilling LP. Mr. Forney served as Vice President of Operations for Greystone Petroleum LLC from 2002 until 2004. Mr. Forney was Vice President and Treasurer of Goldrus Producing Company from 1997 to 2002. From 1990 to 1997, Mr. Forney held various positions for the Kelley Oil companies, which culminated in his serving concurrently as Vice President of Operations for Kelley Oil Corporation and Vice President of Concorde Gas Marketing. Prior to 1990, Mr. Forney held various drilling, production and facility construction positions with Pacific Enterprises Oil Corporation and Kerr-McGee Corporation. Mr. Forney is a registered professional engineer in Texas.

Kyle N. Roane has served as our Senior Vice President, General Counsel and Corporate Secretary since November 2014, our Vice President, General Counsel and Corporate Secretary from our formation to November 2014, the Vice President, General Counsel and Corporate Secretary of MRD LLC from January 2014 to June 2014, and General Counsel and Corporate Secretary of MRD LLC from February 2012 through December 2013. Mr. Roane has served as Senior Vice President, Compliance and Administration of MEMP GP since July 2015 and served as Senior Vice President, General Counsel and Corporate Secretary of MEMP GP from November 2014 to July 2015, Vice President, General Counsel and Corporate Secretary of MEMP GP from January 2014 to November 2014, and General Counsel and Corporate Secretary of MEMP GP from February 2012 through December 2013. From 2005 to February 2012, Mr. Roane practiced corporate and securities law at Akin Gump Strauss Hauer & Feld L.L.P.

Gregory M. Robbins has served as our Senior Vice President, Corporate Development since November 2014, our Vice President, Corporate Development from April 2014 to November 2014 and the Vice President of Corporate Development of MRD LLC from January 2013 to June 2014 and of MEMP GP since January 2013. Previously, he served as Treasurer of MRD LLC and MEMP GP from June 2011 to April 2012, Director of Corporate Development from April 2012 to January 2013. From October 2010 to April 2011, Mr. Robbins served as Vice President and Controller of Quality Electric Steel Castings, LP. Prior to that, he was a Vice President with Guggenheim Partners, LLC from May 2006 to October 2010. Mr. Robbins worked for Wells Fargo Energy Capital, LLC from 2004 to March 2006 and Comerica Bank, Inc. from 2002 to 2004.

Dennis G. Venghaus has served as our Vice President and Chief Accounting Officer since January 2015, our Chief Accounting Officer since our formation, and the Controller of MRD LLC from January 2012 to June 2014. Mr. Venghaus has served as Vice President and Chief Accounting Officer of MEMP GP since October 2015 and the controller of MEMP GP from January 2012 to October 2015. Prior to joining MRD LLC and MEMP GP, Mr. Venghaus was with Opportune LLP from June 2010 to January 2012 as a Manager in the Complex Financial Reporting group. From September 2004 through June 2010, he held various positions in the audit practice at PricewaterhouseCoopers LLP in Houston, Texas, primarily serving energy clients. Mr. Venghaus is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides an overview of the 2015 executive compensation program for our named executive officers (“NEOs”) identified below. For 2015, our NEOs were:

Name	Principal Position
John A. Weinzierl	Former Chief Executive Officer(1)

William J. Scarff	Former President(2)

Andrew J. Cozby	Senior Vice President and Chief Financial Officer

Larry R. Forney	Senior Vice President and Chief Operating Officer

Kyle N. Roane	Senior Vice President, General Counsel and Corporate Secretary
(1) Mr. Weinzierl resigned as Chief Executive Officer in January 2016. (2) Mr. Scarff resigned as President in January 2016.

Some of our NEOs also serve as executive officers of MEMP GP. MEMP reimburses us for costs and expenses incurred for its or MEMP GP’s benefit pursuant to the terms of the omnibus agreement, including an allocated portion of each such executive’s compensation. See “Certain Relationships and Related Party Transactions—Omnibus Agreement” for more information about the omnibus agreement. We have sole responsibility and authority for compensation-related decisions for our executive officers and other personnel.

We employ a compensation philosophy that emphasizes pay-for-performance, based on a combination of our performance and the individual’s impact on our performance and places the majority of each officer’s compensation at risk. The compensation of our executive and non-executive officers includes a significant component of incentive compensation based on our performance. The performance metrics governing incentive compensation are not tied in any way to the performance of entities other than us. We believe this pay-for-performance approach generally aligns the interests of our executive officers with that of our stockholders, and at the same time enables us to maintain a lower level of base overhead in the event our operating and financial performance fails to meet expectations.

Our executive compensation is designed to attract and retain individuals with the background and skills necessary to successfully execute our business model in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that aligns their interest with that of our stockholders, and to reward success in reaching such goals. We use three primary elements of compensation to fulfill that design—salary, cash bonus and long-term equity incentive awards. Cash bonuses and equity incentives (as opposed to salary) represent the performance driven elements. They are also flexible in application and can be tailored to meet our objectives. The determination of specific individuals’ cash bonuses reflects their relative contribution to achieving or exceeding annual goals, and the determination of specific individuals’ long-term incentive awards is based on their expected contribution in respect of longer term performance objectives.

We do not have a defined benefit or pension plan for our executive officers because we believe such plans primarily reward longevity rather than performance. We provide a basic benefits package generally to all employees, which includes a 401(k) plan and health, disability and life insurance.

2015 Business Performance

We achieved strong operational performance in 2015 despite weaker oil and natural gas prices. In 2015, we increased average daily production, completed strategic acquisitions and prudently allocated capital, all while maintaining a strong safety record. Achieving these key business objectives is fundamental to delivering superior returns for our stockholders over time. Specific achievements included:

●	Increased average daily production 72% to 345 MMcfe/d for 2015 compared to 201 MMcfe/d in 2014;

●	Completed 33 gross horizontal wells in 2015 with an average thirty-day initial production rate of 21.7 MMcfe/d;

●	Added 167,393 gross (158,497 net) acres of leasehold, which assumes MRD’s full exercise of an acreage option agreement, in the Terryville Field through MRD’s active leasing and acquisition program; and

●	Replaced 245% of production in 2015 including performance revisions and excluding price revisions and acquisitions.

Elements of Compensation

We strive to recruit individuals who will support the Company’s mission and values. To accomplish this overarching goal, the Company’s executive compensation philosophy aims to properly motivate management with an easy to comprehend compensation package that seeks to provide the NEOs with base salaries, annual cash bonuses and long-term equity-based compensation awards. Our NEOs also receive certain retirement, health, welfare and additional benefits as described below.

Compensation Elements	Characteristics	Primary Objective
Base salary	Fixed annual cash compensation. Salaries may be increased from time to time based on our NEOs’ responsibilities and performance.	Recognize performance of job responsibilities and attract and retain talented employees.

Cash bonuses	Performance-based annual cash incentive.	Encourage focus on near-term performance goals and reward achievement of those goals.

Long-term equity incentives	Equity-based compensation awards subject to time based vesting provisions.	Emphasize our long-term growth, encourage maximizing equity value and retain talented employees.

Severance provisions	Salary continuation and COBRA reimbursement upon certain qualifying terminations.	Encourage continued attention and dedication of key individuals and focus their attention when considering strategic alternatives.

Retirement savings 401(k) plan	Qualified 401(k) retirement plan benefits are available for our NEOs and all other full-time employees.	Provide an opportunity for tax-efficient savings.

Health and welfare benefits	Health and welfare benefits are available to our NEOs and other full-time employees.	Provide benefits to meet the health and welfare needs of our employees and their families.

Compensation Best Practices

We are committed to “paying for performance” and our executive compensation philosophy seeks to achieve this overarching objective with the following goals:

●	Motivate employees to perform at the highest level consistent with the Company’s values of environmental stewardship, commitment to neighbors and operational safety;

●	Reward high performing employees; and

●	Retain key employees and attract new employees to join the Company

The Company maintains compensation arrangements intended to optimize returns to stockholders and include best practice features. We have listed below some of the more significant best practices we have adopted and the practices we have avoided, which we believe promote responsible pay and governance principles and alignment with stockholder interests.

What We Do		What We Do Not Do

●	Determine annual incentive compensation based on Company performance	●	Provide employment agreements to executives

●	Utilize an independent compensation consultant	●	Allow directors or officers to pledge and/or hedge Company stock

●	Perform an annual compensation risk assessment	●	Provide excessive perquisites to our executives

●	Utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity	●	Utilize compensation practices that involve excessive or unnecessary risk-taking

●	Maintain a competitive compensation package designed to attract, motivate and retain and reward experienced and talented executive officers	●	Allow directors or officers to engage in speculative trading of Company stock

Although we achieved strong operational performance in 2015 our industry continued to experience depressed oil and natural gas prices. In light of the low commodity price market, the Board decreased NEO compensation in 2015. On average, our NEO’s received approximately 55% of the compensation they received in 2014.

Process for Determining Executive Compensation

The Board has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company. The Board uses several different tools and resources in reviewing elements of executive compensation and making compensation decisions, including our compensation consultant noted below. These decisions, however, are not purely formulaic and the Board exercises judgment and discretion as appropriate. The Board considers input from our CEO in making determinations regarding our executive compensation program and the individual compensation of each executive officer, other than our CEO. Our CEO and management also provide information to the Board regarding the performance of the Company for the Board’s determination of annual bonuses. The Board makes the final determination of NEO compensation. Our CEO makes no recommendations regarding, and does not participate in discussions about, his own compensation.

Compensation Consultant

The Company, at the direction of the Board, engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as the Board’s compensation consultant to provide recommendations regarding our executive compensation arrangements. Pearl Meyer reports directly to the Board and with the consent of the Board, coordinates and gathers information with which to advise the Board from members of management. Pearl Meyer assists the Board with its review of the Company’s executive and director compensation programs including, without limitation: (i) recommending the most appropriate peer group, (ii) examining competitive levels of base salary, annual incentives, total cash compensation, long-term incentives, and total direct compensation of the Company’s executive officers against the chosen peer group, (iii) comparing the compensation of the Company’s executive team to market data to determine current posture relative to the competitive market, (iv) analyzing how peer companies effectively deliver compensation to their executive officers in terms of overall mix and program design, (v) developing initial recommendations as to the amount and form of compensation to be paid to the Company’s executive officers, (vi) developing initial recommendations as to the design/construct of the Company’s go-forward annual incentive (bonus) and long-term incentive programs, and (vii) assisting in the implementation of the short- and long-term incentive programs, including addressing any ongoing concerns.

Peer Group

In order to attract, motivate and retain talented executive officers, we must ensure that our executive compensation program remains competitive with the types and ranges of compensation paid by our peer companies who compete for the same executive talent. On an annual basis, the Board reviews and discusses compensation data for our CEO and our other NEOs as compared to compensation data for similarly situated executive officers at peer companies selected by the Board.

The Board selects peer companies with similar market capitalization and similar lines of business to the Company (i.e., independent exploration and production companies). The peer group changes from time to time as a result of fluctuations in company size, changes in the business lines of our peers, acquisitions, developments in the oil and gas industry and other factors.

The peer group used by the Board in making 2015 compensation decisions consisted of the following companies:

Antero Resources Corporation	EP Energy Corporation	Range Resources Corporation
Cabot Oil & Gas Corporation	EQT Corporation	Rice Energy Inc.
Carrizo Oil & Gas, Inc.	Newfield Exploration Co.	SM Energy Company
Diamondback Energy, Inc.	Oasis Petroleum Inc.	Southwestern Energy Company
Eclipse Resources Corporation	Parsley Energy, Inc.	Ultra Petroleum Corporation

Role of Stockholder Say-on-Pay Advisory Vote

The Board considered the results of the 2015 non-binding advisory vote of stockholders to approve the compensation of our NEOs, commonly referred to as “say-on-pay.” In 2015, our stockholders expressed overwhelming support for the compensation of our NEOs, with 95% of the shares represented at the meeting voting to approve our executive compensation. The Board considered these results as evidence of a high degree of stockholder support for our compensation design and philosophy of linking pay to performance and building long-term stockholder value. As a result, the Board decided to retain our general approach to executive compensation, with an emphasis on short-term and long-term incentive compensation programs that encourage, reward and retain our key executives when they deliver strong financial and operational results, as well as value for our stockholders.

In 2015, a non-binding, advisory vote was conducted concerning the frequency of the vote regarding the compensation paid to the Company’s NEOs. At such meeting, our stockholders overwhelmingly supported “three years” as the number of years before the next, non-binding advisory vote concerning the frequency of the vote. In light of this vote and other factors, the Board has determined that the Company will hold future non-binding, advisory votes on the compensation paid to its NEOs every three years. Accordingly, the Company will request an advisory vote on executive compensation every three years in its future proxy materials until the next stockholder vote on the frequency of such votes. The Company will re-evaluate this determination in connection with its next stockholder non-binding advisory vote regarding the frequency of future non-binding advisory votes on executive compensation.

Analysis of 2015 Compensation Decisions

The following is a discussion of the specific actions taken by the Board in 2015 related to each of our direct compensation elements. Each element is reviewed annually, as well as at the time of a promotion, other change in responsibilities, other significant corporate events or a material change in market conditions.

Base Salary

The following table identifies the base salaries of our NEOs during 2015, which have remained the same for 2016:

Name	2015 Salary	2016 Salary
John A. Weinzierl	$ 425,000(1)	$ —(2)

William J. Scarff	$ 350,000	$ —(3)

Andrew J. Cozby	$ 350,000	$ 350,000

Larry R. Forney	$ 350,000	$ 350,000

Kyle N. Roane	$ 350,000	$ 350,000

(1) Mr. Weinzierl’s base salary was increased to $500,000 annually as of July 1, 2015.

(2) In January 2016, Mr. Weinzierl resigned as Chief Executive Officer and Director.

(3) In January 2016, Mr. Scarff resigned as President.

Based on the Company’s 2015 performance and the current industry environment, management recommended no salary increases be given to the NEOs for 2016. The Board agreed with the recommendation and did not increase base salaries of the NEOs for 2016 as shown in the table above. The current base salaries continue to reflect the approximate median of our peer group, which is consistent with the Company’s compensation strategy. For 2016, the Board approved a salary of $350,000 annually for Mr. Graham, our current Chief Executive Officer, and an annual short term bonus target of 100% of his salary.

Cash Bonuses

The following table identifies the cash bonus awarded to each of our NEOs for 2015 performance:

Name	2015 Target Bonus	Actual 2015 Bonus
John A. Weinzierl	$ 500,000	$ 224,000

William J. Scarff	$ 350,000	$ 224,000

Andrew J. Cozby	$ 280,000	$ 224,000

Larry R. Forney	$ 280,000	$ 224,000

Kyle N. Roane	$ 262,500	$ 224,000

Annual cash bonuses paid for services performed in 2015 were fully discretionary. Our Board determined the amount of the discretionary annual bonuses awarded to each of our NEOs after careful review of our performance over the course of the 2015 fiscal year. Items that were taken into account during this process include, but are not limited to, production growth, profitability and our financial strength. Subjective metrics that the Board considered included, safety/environmental, general and administrative expense management and strategic initiatives. Based on the Company’s 2015 performance and the current industry environment, management recommended no annual cash bonus target changes be made to the NEOs for 2016. The Board agreed with the recommendation and did not change annual cash bonus targets of the NEOs for 2016.

Long-Term Equity Incentives

In order to incentivize management, the Board adopted the MRD Plan. Our NEOs are eligible to participate in the MRD Plan which provides for the grant of restricted stock, restricted stock units, options, stock appreciation rights, dividend equivalent rights, performance awards, annual incentive awards and other stock-based awards intended to align the interests of key employees (including the NEOs) with those of our stockholders. In May 2015, the Board approved grants of restricted stock to each of our NEOs. Items that were taken into account in granting restricted stock to our NEOs and employees were increased average daily production, profitability, completed strategic acquisitions, capital efficiency, well results and a strong health and safety record. For more information regarding the restricted stock awards granted to our NEOs in 2015, see the “Summary Compensation Table,” the “Grants of Plan-Based Awards in 2015” table, and the “Outstanding Equity Awards at December 31, 2015” table in this proxy statement. In 2016, the Board expects to work extensively with Pearl Meyer to design a new long-term equity incentive program for 2017 awards. While we expect that 2016 long-term incentive awards granted to our NEOs will be similar to 2015 awards, for 2017 long-term incentive awards granted to our NEOs, we expect that 50% of the award will vest based on predetermined performance criteria and 50% will vest based on continued service with the Company. Additional information regarding the terms and conditions of the long-term incentive program for 2017 will be more fully described in our definitive proxy statement filed pursuant to Section 14(a) of the Exchange Act with respect to our 2017 Annual Meeting of Stockholders.

Agreements with our Executive Officers

We do not currently maintain any employment agreements with our executive officers.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and executive officers.

We have entered into change in control agreements with our executive officers. Please see “Executive Compensation—Potential Payments Upon Termination or Change in Control—Change in Control Agreements” for a description of these agreements.

Section 162(m) Deductibility

With certain exceptions, Section 162(m) (“Section 162(m)”) of the Internal Revenue Code (the “Code”) limits the Company’s deduction for compensation in excess of $1 million paid to certain covered employees (generally our CEO and the three next highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). The Board reserves the discretion to provide compensation that is both market and performance-based. The Board considers the tax impact of any compensation arrangement and evaluates such impact in light of our overall compensation objectives. The Board reserves the right to approve non-deductible compensation if it believes it is in the best interests of our stockholders. Additionally, if any provision of a plan or award that is intended to be performance-based, within the meaning of Section 162(m), is later found to not satisfy the conditions of Section 162(m), our ability to deduct such compensation may be limited.

For newly public corporations, the $1 million deduction limitation imposed by Section 162(m) does not apply to remuneration paid under a plan or agreement that existed during the period in which the corporation was not publicly held. This exemption may be relied upon until the earlier of: (i) the expiration of the plan or agreement, (ii) a material modification of the plan or agreement, (iii) the issuance of all employer stock and other compensation that has been allocated under the plan, or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the IPO occurred. Accordingly, deduction limitations imposed by Section 162(m) will not apply to compensation payable under our compensatory plans and agreements to the extent any such plan or agreement satisfies the applicable exemption requirements.

No Hedging/Pledging Policies

Our supplemental insider trading policy prohibits employees, officers and directors from engaging in hedging transactions and certain transactions involving derivatives in the Company’s securities, such as short selling, transactions in debt that may be convertible into Company common stock, trading in Company-based option contracts, transactions in straddles or collars, and writing puts or calls.

Our supplemental insider trading policy also prohibits the purchasing by employees, officers and directors of the Company’s securities on margin or pledging the Company’s securities as collateral for a loan, without the prior consent of the Board.

Long-Term Incentive Compensation Plans

The following summarizes the material terms of the long-term incentive compensation plan in which our NEOs are eligible to participate.

MRD 2014 Long Term Incentive Plan

We adopted the MRD Plan for our employees, officers and directors. The description of the MRD Plan set forth below is a summary of the material features of the MRD Plan. This summary is qualified in its entirety by reference to the MRD Plan, a copy of which has been filed as Exhibit 10.1 to our current report on Form 8-K filed on June 16, 2014. The purpose of the MRD Plan is to provide a means to attract and retain individuals to serve as our directors and employees by affording such individuals a means to acquire and maintain ownership of awards, the value of which is tied to the performance of our common stock.

The MRD Plan provides for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws (“incentive options”); (ii) stock options that do not qualify as incentive stock options (“nonstatutory options,” and together with incentive options, “options”); (iii) stock appreciation rights; (iv) restricted stock awards; (v) restricted stock units (“RSUs”); (vi) bonus stock; (vii) dividend equivalents, (viii) performance awards; (ix) annual incentive awards; and (x) other stock-based awards (collectively referred to as “awards”).

Administration

The Board administers the MRD Plan pursuant to its terms and all applicable state, federal or other rules or laws, and may delegate its duties and responsibilities as MRD Plan administrator to a committee composed of two or more directors, subject to certain limitations. The MRD Plan administrator has the power to determine to whom and when awards will be granted, determine the amount of awards (measured in cash or in shares of our common stock), proscribe and interpret the terms and provisions of each award agreement (the terms of which may vary), make determinations of fair market value, accelerate the exercise terms of an option, delegate duties under the MRD Plan, terminate, modify or amend the MRD Plan in certain cases and execute all other responsibilities permitted or required under the MRD Plan. The MRD Plan administrator is limited in its administration of the MRD Plan only in the event that a performance award or annual incentive award intended to comply with section 162(m) of the Code requires the Board to be composed solely of “outside” directors at a time when not all directors are considered “outside” directors for purposes of section 162(m) of the Code; at such time any director that is not qualified to grant or administer such an award will recuse himself from the Board’s actions with regard to that award.

Securities Offered

The maximum aggregate number of shares of common stock that may be issued pursuant to any and all awards under the MRD Plan shall not exceed 19,250,000 shares, subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of awards, as provided under the MRD Plan.

If common stock subject to any award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because shares are withheld or surrendered in payment of taxes or any exercise or purchase price relating to an award or because an award is forfeited, terminated, expires unexercised, is settled in cash in lieu of common stock or is otherwise terminated without a delivery of shares, those shares of common stock will again be available for issue, transfer or exercise pursuant to awards under the MRD Plan to the extent allowable by law.

●	Options. We may grant options to eligible persons including: (i) incentive options (only to our employees or those of our subsidiaries) which comply with section 422 of the Code; and (ii) nonstatutory options. The exercise price of each option granted under the MRD Plan will be stated in the option agreement and may vary; however, the exercise price for an option must not be less than the fair market value per share of common stock as of the date of grant (or 110% of the fair market value for certain incentive options), nor may the option be re-priced without the prior approval of our stockholders. Options may be exercised as the Board determines, but not later than ten years from the date of grant. The Board will determine the methods and form of payment for the exercise price of an option (including, in the discretion of the Board, payment in common stock, other awards or other property) and the methods and forms in which common stock will be delivered to a participant.

Stock appreciation rights (“SARs”) may be awarded in connection with an option (or as SARs that stand alone, as discussed below). SARs awarded in connection with an option will entitle the holder, upon exercise, to surrender the related option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered option or portion thereof will then cease to be exercisable. Such SAR is exercisable or transferable only to the extent that the related option is exercisable or transferable.

●	SARs. A SAR is the right to receive a share of common stock, or an amount equal to the excess of the fair market value of one share of the common stock on the date of exercise over the grant price of the SAR, as determined by the Board. The exercise price of a share of common stock subject to the SAR shall be determined by the Board, but in no event shall that exercise price be less than the fair market value of the common stock on the date of grant. The Board will have the discretion to determine other terms and conditions of a SAR award.

●	Restricted stock awards. A restricted stock award is a grant of shares of common stock subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the Board in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Board. Except as otherwise provided under the terms of the MRD Plan or an award agreement, the holder of a restricted stock award will have rights as a stockholder, including the right to vote the common stock subject to the restricted stock award or to receive dividends on the common stock subject to the restricted stock award during the restriction period. The Board shall provide, in the restricted stock award agreement, whether the restricted stock will be forfeited and reacquired by us upon certain terminations of employment. Unless otherwise determined by the Board, common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock award with respect to which such common stock or other property has been distributed.

●	Restricted stock units. RSUs are rights to receive common stock, cash, or a combination of both at the end of a specified period. The Board may subject RSUs to restrictions (which may include a risk of forfeiture) to be specified in the RSU award agreement, and those restrictions may lapse at such times determined by the Board. Restricted stock units may be settled by delivery of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the RSUs, or any combination thereof determined by the Board at the date of grant or thereafter. Dividend equivalents on the specified number of shares of common stock covered by RSUs may be paid on a current or deferred basis, as determined by the Board on or following the date of grant.

●	Bonus stock awards. The Board will be authorized to grant common stock as a bonus stock award. The Board will determine any terms and conditions applicable to grants of common stock, including performance criteria, if any, associated with a bonus stock award.

●	Dividend equivalents. Dividend equivalents are rights to receive cash, stock, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of common stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another award. The Board may provide that dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional common stock, awards, or other investment vehicles, and be subject to such restrictions on transferability and risks of forfeiture, as determined by the Board.

●	Performance awards and annual incentive awards. The Board may designate that certain awards granted under the MRD Plan constitute “performance” awards. A performance award is any award the grant, exercise or settlement of which is subject to one or more performance standards. An annual incentive award is an award based on a performance period of the fiscal year, and is also conditioned on one or more performance standards. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, may be used by the Board in establishing performance goals for such performance awards or annual incentive awards that are intended to meet the “performance-based compensation” criteria of section 162(m) of the Code: (i) earnings per share; (ii) increase in revenues; (iii) increase in cash flow; (iv) increase in cash flow from operations; (v) increase in cash flow return; (vi) return on net assets; (vii) return on assets; (viii) return on investment; (ix) return on capital; (x) return on equity; (xi) economic value added; (xii) operating margin; (xiii) contribution margin; (xiv) net income; (xv) net income per share; (xvi) pretax earnings; (xvii) pretax operating earnings after interest expense and before incentives, service fees and extraordinary or special items; (xviii) pretax earnings before interest, depreciation and amortization; (xix) total stockholder return; (xx) debt reduction; (xxi) market share; (xxii) change in the fair market value of the common stock; (xxiii) operating income; or (xxiv) lease operating expenses. The Board may exclude the impact of any of the following events or occurrences which the Board determines should appropriately be excluded: (i) asset write-downs; (ii) litigation, claims, judgments or settlements; (iii) the effect of changes in tax law or other such laws or regulations affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (vi) any change in accounting principles as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (vii) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (viii) goodwill impairment charges; (ix) operating results for any business acquired during the calendar year; (x) third party expenses associated with any acquisition by us or any subsidiary; and (xi) to the extent set forth with reasonable particularity in connection with the establishment of performance goals, any other extraordinary events or occurrences identified by the Board. The Board may also use any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Board including, but not limited to, the Standard & Poor’s 500 stock index or a group of comparable companies.

●	Other stock-based awards. The Board is authorized, subject to limitations under applicable law, to grant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, our common stock, as deemed by the Board to be consistent with the purposes of the MRD Plan. These other awards could include convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common stock, awards with value and payment contingent upon performance of the Company or any other factors designated by the Board, and awards valued by reference to the book value of our common stock or the value of securities of or the performance of specified subsidiaries of the Company. The Board shall determine the terms and conditions of these awards.

Performance awards or annual incentive awards granted to eligible persons who are deemed by the Board to be “covered employees” pursuant to section 162(m) of the Code shall be administered in accordance with the rules and regulations issued under section 162(m) of the Code. The Board may also impose individual performance criteria on the awards, which, if required for compliance with section 162(m) of the Code, will be approved by our stockholders. In any calendar year, a covered employee may not be granted an award of more than 2.5 million of our shares of stock, or cash-based award having a value of more than $50 million.

Tax withholding.    At our discretion, subject to conditions that the Board may impose, a participant’s minimum statutory tax withholding with respect to an award may be satisfied by withholding from any payment related to an award or by the withholding of shares of common stock issuable pursuant to the award based on the fair market value of the shares.

Merger, recapitalization or change in control.    If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Board in the shares subject to an award under the MRD Plan. We will also have the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the exercisability of options or SARs, requiring the surrender of an award, with or without consideration, or making any other adjustment or modification to the award we feel is appropriate in light of the specific transaction.

A “change in control” is defined in the MRD Plan to mean (i) subject to certain exceptions, the acquisition by a person or group of more than 50% of shares of our outstanding common stock or the total combined voting power of our outstanding securities, (ii) individuals who constitute our incumbent board cease for any reason to constitute at least a majority of the Board, (iii) a merger, consolidation, reorganization or business combination or the sale or other disposition of all or substantially all of our assets or an acquisition of assets of another entity unless following such transaction, (a) our stockholders continue to own more than 50% of the voting power of the resulting entity, (b) no person (excluding any entity controlled by or under common control with NGP Energy Capital Management, L.L.C.) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock or common equity interests of the resulting entity or the combined voting power of the then outstanding voting securities to the extent that such ownership results solely from ownership of the Company prior to the transaction or event and (c) a majority of the members of the board of directors of the resulting entity were members of our incumbent board at the time of the action of the Board providing for such transaction or event or (iv) approval by our stockholders of the Company’s complete liquidation or dissolution.

MEMP GP Long Term Incentive Plan

In December 2011, the Memorial Production Partners GP LLC Long-Term Incentive Plan (the “MEMP Plan”) was adopted for employees, officers, consultants and directors of MEMP GP and any of its affiliates, including the Company and its predecessor, who perform services for MEMP. The MEMP Plan consists of restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, other unit-based awards and unit awards. The MEMP Plan initially limits the number of common units that may be delivered pursuant to awards under the plan to 2,142,221 common units. As of December 31, 2015, only 75,194 of those common units remained available for future awards meaning that substantially all authorized and available common units have been issued or have become subject to an outstanding award under the MEMP Plan. Common units that are cancelled, forfeited or withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards. The MEMP Plan is administered by a plan administrator, which is currently the board of directors of MEMP GP.

If an award recipient’s service with MEMP GP or its affiliates is terminated prior to full vesting of the restricted units for any reason, then the award recipient will forfeit all unvested restricted units, except that, if an award recipient’s service is terminated either by MEMP GP (or an affiliate) without “cause” or by the award recipient for “good reason” (as such terms are defined in the restricted unit agreement) within one year following the occurrence of a change of control, all unvested restricted units will become immediately vested in full. If an award recipient’s service with MEMP GP or its affiliates is terminated by (i) MEMP GP with “cause” or (ii) by the award recipient’s resignation and engagement in “Competition” (as such term is defined in the restricted unit agreement) prior to full vesting of the restricted units, then MEMP GP has the right, but not the obligation, to repurchase the restricted units at a price per restricted unit equal to the lesser of (x) the fair market value of such restricted unit as of the date of the repurchase and (y) the price paid by the award recipient for such restricted unit.

Compensation Policies and Practices as they Relate to Risk Management

We annually assess the risks related to our compensation policies and practices. The assessment focuses on the design and application of the Company’s executive and non-executive compensation programs and whether such programs encourage excessive risk taking by executive officers and other employees. Based on the outcomes of this assessment, we believe that the Company’s compensation programs (i) do not motivate our executive officers or our non-executive employees to take excessive risks, (ii) are well designed to encourage behaviors aligned with the long-term interests of stockholders and (iii) are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs are designed to support and reward appropriate risk taking and include the following:

●	an appropriate balance of fixed versus variable pay, cash and equity pay components, operating and financial performance measures, short-term and long-term performance periods, and extended vesting schedules; and

●	established policies to mitigate compensation risk including insider-trading prohibitions and restrictions on the hedging and pledging of our securities by executive officers and other employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

Although we were formed in January 2014 and did not incur any cost or liability with respect to compensation, management incentive or retirement benefits for our executive officers for the fiscal year ended December 31, 2013 or for any prior periods, the following table presents the historical executive compensation awarded to, earned by or paid to our predecessor’s named executive officers, John A. Weinzierl, Andrew J. Cozby and Larry R. Forney, for the fiscal year ended December 31, 2013, as well as the compensation awarded to, earned by or paid to our NEOs for the fiscal years ended December 31, 2014 and 2015. Amounts in the table below are inclusive of amounts allocated to and reimbursed by MEMP under the omnibus agreement and allocated to and reimbursed by MRD Holdco.

Name and Position(1)	Year	Salary	Bonus	Restricted Stock Awards (2)	Restricted Unit Awards (3)	All Other Compensation (4)	Total
John A. Weinzierl	2015	$425,000	$224,000	$2,574,995	$975,009	$416,216	$4,615,220
(Former Chief Executive	2014	300,000	—	3,500,009	2,800,008	1,178,246	7,778,263
Officer) (5)	2013	187,500	518,750	—	2,249,996	2,618,171	5,574,417

William J. Scarff	2015	$350,000	$224,000	$1,725,008	$574,996	$200,112	$3,074,116
(Former President)	2014	279,167	320,833	2,500,001	1,999,990	623,354	5,723,345

Andrew J. Cozby	2015	$350,000	$224,000	$1,049,997	$349,999	$206,981	$2,180,977
(Senior Vice President and	2014	300,000	280,000	1,849,992	1,300,010	586,100	4,316,102
Chief Financial Officer)	2013	250,000	259,375	—	1,207,885	1,293,509	3,010,769

Larry R. Forney	2015	$350,000	$224,000	$1,049,997	$349,999	$207,810	$2,181,806
(Senior Vice President and	2014	300,000	280,000	1,849,992	1,300,010	580,253	4,310,255
Chief Operating Officer)	2013	250,000	259,375	—	1,231,255	1,281,549	3,022,179

Kyle N. Roane	2015	$350,000	$224,000	$975,000	$325,005	$149,598	$2,023,603
(Senior Vice President, General Counsel and
Corporate Secretary)

(1)	Positions reflect current positions with the Company. In January 2016, Mr. Weinzierl resigned as Chief Executive Officer and as a director. In 2013, Mr. Weinzierl was President and Chief Executive Officer of our predecessor, Mr. Cozby was Vice President, Finance of our predecessor, and Mr. Forney was Vice President, Operations and Asset Management of our predecessor. Mr. Scarff joined the Company and our predecessor on January 31, 2014. In January 2016, Mr. Scarff resigned as President.
(2)	Reflects the aggregate grant date fair value of restricted stock awards in accordance with FASB ASC Topic 718 granted under the MRD Plan calculated by multiplying the number of restricted shares granted to each executive by the closing price of our common stock on the date of grant. For information about assumptions made in the valuation of these awards, see Note 11 of the Notes to Consolidated and Combined Financial Statements included in our Form 10-K filed on February 24, 2016.
(3)	Reflects the aggregate grant date fair value of restricted unit awards in accordance with FASB ASC Topic 718 granted under the MEMP Plan calculated by multiplying the number of restricted units granted to each executive by the closing price of MEMP common units on the date of grant. For information about assumptions made in the valuation of these awards, see Note 11 of the Notes to Consolidated and Combined Financial Statements included in our Form 10-K filed on February 24, 2016.
(4)	Amounts include (i) matching contributions under funded, qualified, defined contribution retirement plans, (ii) one-time performance bonus in both 2013 and 2014, (iii) the dollar value of life insurance premiums paid on behalf of such officer, (iv) the dollar value of short and long term disability insurance premiums paid on behalf of such officer and (v) quarterly distributions on MEMP unit awards.
(5)	Mr. Weinzierl was awarded a grant of 9,695 restricted shares under the MRD Plan and 11,327 MEMP restricted units under the MEMP Plan on January 9, 2015 in lieu of his cash bonus for 2014. The grant date fair value of such awards was determined by multiplying the number of restricted shares and units granted by the closing price of our common stock and MEMP’s common units on the date of grant of $18.05 per share and $15.45 per unit, respectively.

The following supplemental table presents the components of “All Other Compensation” for each of our NEOs and our predecessor’s named executive officers for the years ended December 31, 2015, 2014 and 2013, respectively:

Name	Year		One-Time Performance Bonus (1)		Distributions Paid On Unit Awards		Matching Contributions 401(k)		Other		Total
John A. Weinzierl	2015	$	—	$	397,826	$	15,900	$	2,490	$	416,216
	2014		702,000		458,156		15,600		2,490		1,178,246
	2013		2,293,200		316,564		5,917		2,490		2,618,171

William J. Scarff	2015	$	—	$	181,722	$	15,900	$	2,490	$	200,112
	2014		507,000		98,346		15,600		2,408		623,354

Andrew J. Cozby	2015	$	—	$	188,591	$	15,900	$	2,490	$	206,981
	2014		351,000		217,010		15,600		2,490		586,100
	2013		1,146,600		129,419		15,000		2,490		1,293,509

Larry R. Forney	2015	$	—	$	189,420	$	15,900	$	2,490	$	207,810
	2014		351,000		211,163		15,600		2,490		580,253
	2013		1,146,600		117,459		15,000		2,490		1,281,549

Kyle N. Roane	2015	$	—	$	131,209	$	15,900	$	2,489	$	149,598

(1) Each of these one-time performance bonuses were granted by our predecessor on dates prior to our initial public offering.

Grants of Plan-Based Awards in 2015

The following table sets forth certain information with respect to grants of plan-based awards to our NEOs in 2015.

	Restricted Common Stock Awards				Restricted MEMP Common Unit Awards
Name	Grant Date	All Other Equity Awards: Number of Restricted Shares (#) (1)		Grant Date Fair Value (2)	Grant Date	All Other Equity Awards: Number of Restricted Units (#) (1)		Grant Date Fair Value (3)

John A. Weinzierl	01/09/15	9,695	$	174,995	01/09/15	11,327	$	175,002
	05/29/15	126,917		2,400,000	05/29/15	53,548		800,007

William J. Scarff	05/29/15	91,222	$	1,725,008	05/29/15	38,487	$	574,996

Andrew J. Cozby	05/29/15	55,526	$	1,049,997	05/29/15	23,427	$	349,999

Larry R. Forney	05/29/15	55,526	$	1,049,997	05/29/15	23,427	$	349,999

Kyle N. Roane	05/29/15	51,560	$	975,000	05/29/15	21,754	$	325,005

(1)	Represents the amount of restricted common stock and units awarded to our NEOs under the MRD Plan and MEMP Plan, none of which are tied to performance based criteria.
(2)

Reflects the aggregate grant date fair value of restricted stock awards in accordance with FASB ASC Topic 718 granted under the MRD Plan calculated by multiplying the number of restricted shares granted to each executive by the closing price of our common stock on the date of grant.

(3)

Reflects the aggregate grant date fair value of restricted unit awards in accordance with FASB ASC Topic 718 granted under the MEMP Plan calculated by multiplying the number of restricted units granted to each executive by the closing price of MEMP common units on the date of grant.

Outstanding Equity Awards at December 31, 2015

The following table provides information concerning equity awards outstanding for our NEOs at December 31, 2015.

		Restricted Common Stock Awards				Restricted MEMP Common Unit Awards
Name	Award Date	Vesting Date (1)	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested (2)	Vesting Date (3)	Number of Units That Have Not Vested (#)		Market Value of Units That Have Not Vested (4)

John A. Weinzierl	05/31/13	Various	—	$	—	Various	39,872	$	105,262
	05/30/14	Various	—	$	—	Various	83,445	$	220,295
	06/18/14	Various	138,158	$	2,321,252	Various	—	$	—
	01/09/15	Various	9,695	$	156,574	Various	11,327	$	29,903
	05/29/15	Various	126,917	$	2,049,710	Various	53,548	$	141,367

William J. Scarff	05/30/14	Various	—	$	—	Various	59,603	$	157,352
	06/18/14	Various	98,684	$	1,593,747	Various	—	$	—
	05/29/15	Various	91,222	$	1,473,235	Various	38,487	$	101,606

Andrew J. Cozby	01/09/13	Various	—	$	—	Various	143	$	378
	05/31/13	Various	—	$	—	Various	21,265	$	56,140
	05/31/14	Various	—	$	—	Various	38,742	$	102,279
	06/18/14	Various	73,026	$	1,179,370	Various	—	$	—
	05/29/15	Various	55,526	$	896,745	Various	23,427	$	61,847

Larry R. Forney	01/09/13	Various	—	$	—	Various	568	$	1,500
	05/31/13	Various	—	$	—	Various	21,265	$	56,140
	05/31/14	Various	—	$	—	Various	38,742	$	102,279
	06/18/14	Various	73,026	$	1,179,370	Various	—	$	—
	05/29/15	Various	55,526	$	896,745	Various	23,427	$	61,847

Kyle N. Roane	01/09/13	Various	—	$	—	Various	284	$	750
	05/31/13	Various	—	$	—	Various	14,177	$	37,427
	05/31/14	Various	—	$	—	Various	26,821	$	70,807
	06/18/14	Various	67,105	$	1,083,746	Various	—	$	—
	05/29/15	Various	51,560	$	832,694	Various	21,754	$	57,431

(1)

One-fourth of each restricted stock award granted in connection with our initial public offering on June 18, 2014 vests on the first, second, third and fourth anniversaries of the date of grant. Subsequent to our initial public offering, one-third of each restricted stock award granted in 2015 vests on the first, second, and third anniversaries of each date of grant. Of the 840,445 non-vested restricted stock awards presented in the table, approximately 280,148 vests in each of 2016, 2017 and 2018.

(2)	Amounts derived by multiplying the total number of restricted common stock awards outstanding for each NEO by the closing price of our common stock at December 31, 2015 of $16.15 per share.
(3)

One-third vests on the first, second, and third anniversaries of each date of grant. Of the 516,897 non-vested restricted MEMP common unit awards presented in the table, approximately 278,575 vests in 2016, 180,998 vests in 2017 and 57,324 vests in 2018. There were 4,773 restricted MEMP common units that vested on January 9, 2016.

(4)	Amounts derived by multiplying the total number of restricted MEMP common unit awards outstanding for each NEO by the closing price of the MEMP common units at December 31, 2015 of $2.64 per unit.

In connection with the successful completion of our initial public offering, we granted certain employees, including our NEOs, bonuses. The bonuses were granted in the form of restricted stock awards that are governed by the MRD Plan described below. The restricted stock awards were granted following the closing of our initial public offering and will vest ratably on a four-year annual vesting schedule. Restricted stock awards granted to our employees subsequent to our initial public offering generally vest ratably on a three-year annual vesting schedule from the date of the grant.

Option Exercises and Stock Vested in 2015

The following tables set forth certain information with respect to equity-based awards held by our NEOs, which vested in 2015.

	Restricted Common Stock Awards
Name	Vesting Date (1)	Number of Shares That Have Vested (#) (2)	Stock Price On Vesting Date	Market Value of Shares That Have Vested (3)
John A. Weinzierl	06/18/15	46,053	$19.70	$907,244
William J. Scarff	06/18/15	32,895	19.70	648,032
Andrew J. Cozby	06/18/15	24,342	19.70	479,537
Larry R. Forney	06/18/15	24,342	19.70	479,537
Kyle N. Roane	06/18/15	22,369	19.70	440,669

(1)	One-fourth of each restricted unit award vests on the first, second, third and fourth anniversaries of each date of grant.
(2)	Represents gross vesting amounts prior to any units withheld for taxes.
(3)	Amounts derived by multiplying the total number of restricted common share awards outstanding for each NEO by the closing price of our common stock on the respective vesting date.

	Restricted MEMP Common Unit Awards

Name	Vesting Date (1)	Number of Units That Have Vested (#) (2)	Unit Price On Vesting Date	Market Value of Units That Have Vested (3)
John A. Weinzierl	01/09/15	43,070	$15.45	$665,432
	05/30/15	41,723	14.94	623,342
	05/31/15	41,816	14.94	624,731

William J. Scarff	05/30/15	29,802	14.94	445,242

Andrew J. Cozby	01/09/15	7,160	$15.45	$110,622
	05/30/15	19,372	14.94	289,418
	05/31/15	27,342	14.94	408,489

Larry R. Forney	01/09/15	4,077	$15.45	$62,990
	05/30/15	19,372	14.94	289,418
	05/31/15	27,342	14.94	408,489

Kyle N. Roane	01/09/15	284	$15.45	$4,388
	05/30/15	13,411	14.94	200,360
	05/31/15	15,878	14.94	237,217

(1)	One-third of each restricted unit award vests on the first, second, and third anniversaries of each date of grant.
(2)	Represents gross vesting amounts prior to any units withheld for taxes.
(3)	Amounts derived by multiplying the total number of restricted common unit awards outstanding for each NEO by the closing price of MEMP’s common units on the respective vesting date.

Potential Payments Upon Termination or Change in Control

The following table sets forth information concerning the change in control and severance payments to be made to each of our NEOs in connection with a change in control or termination of employment, presuming a termination or change in control date of December 31, 2015 and a valuation of our common stock based on its closing market price on December 31, 2015 of $16.15 per share. The below table only includes information for employment termination or change in control events that trigger vesting or severance-related payments, and assumes that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims described below. Additional descriptions of the terms of our agreements, plans and arrangements with our NEOs are set forth in “Compensation Discussion and Analysis” and “Executive Compensation.”

The payments and benefits detailed in the table below are in addition to any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO. No change in control or severance payments were required when Messrs. Weinzierl and Scarff resigned in January 2016 as Chief Executive Officer and President, respectively.

The definitions of terms used in the agreements, plans and arrangements described below are set forth in “—Definitions” under “—Additional Information Regarding the Tables Relating to Potential Payments Upon Termination or Change in Control” below.

Name		Change in Control (with Termination without Cause or Voluntary Resignation for Good Reason)		Voluntary Resignation (outside a Change in Control)		Termination without Cause (outside a Change in Control)		Termination for Cause		Termination due to Death or Disability
John A. Weinzierl	$		$		$		$		$
Cash Severance		2,500,000		—		—		—		—
Accelerated Equity Compensation		4,437,536		—		—		—		—
Health and Welfare Benefits		23,871		—		—		—		—
Financial Counseling		30,000		—		—		—		—
Outplacement Assistance		30,000		—		—		—		—
Total		7,021,407		—		—		—		—
William J. Scarff	$		$		$		$		$
Cash Severance		1,750,000		—		—		—		—
Accelerated Equity Compensation		3,066,982		—		—		—		—
Health and Welfare Benefits		23,871		—		—		—		—
Financial Counseling		30,000		—		—		—		—
Outplacement Assistance		30,000		—		—		—		—
Total		4,900,853		—		—		—		—
Andrew J. Cozby	$		$		$		$		$
Cash Severance		1,260,000		—		—		—		—
Accelerated Equity Compensation		2,076,115		—		—		—		—
Health and Welfare Benefits		23,871		—		—		—		—
Financial Counseling		30,000		—		—		—		—
Outplacement Assistance		30,000		—		—		—		—
Total		3,419,986		—		—		—		—
Larry R. Forney	$		$		$		$		$
Cash Severance		1,260,000		—		—		—		—
Accelerated Equity Compensation		2,076,115		—		—		—		—
Health and Welfare Benefits		23,871		—		—		—		—
Financial Counseling		30,000		—		—		—		—
Outplacement Assistance		30,000		—		—		—		—
Total		3,419,986		—		—		—		—
Kyle N. Roane	$		$		$		$		$
Cash Severance		1,225,000		—		—		—		—
Accelerated Equity Compensation		1,916,440		—		—		—		—
Health and Welfare Benefits		23,871		—		—		—		—
Financial Counseling		30,000		—		—		—		—
Outplacement Assistance		30,000		—		—		—		—
Total		3,225,311		—		—		—		—

Additional Information Regarding the Table Relating to Potential Payments Upon Termination or Change in Control

The following narrative provides additional information of the plans, arrangements, and agreements that relate to the potential payments set forth in the table above. The definitions of terms used in such plans, arrangements and agreements are set forth below under “—Definitions.” This summary, however, does not purport to be a complete description of all the provisions of the agreements with our executive officers.

Change in Control Agreements

We have entered into change in control agreements with our executive officers. The change in control agreements continue in effect until the earlier of (i) a separation from service other than on account of a “qualifying termination,” (ii) the Company’s satisfaction of all of our obligations under the change in control agreement, or (iii) the execution of a written agreement between the Company and the executive officer terminating the change in control agreement.

Under the terms of each change in control agreement, if an executive’s employment is terminated on account of a qualifying termination, then subject to such executive’s signing and not revoking a separation agreement and release of claims, then such executive will be entitled to:

●	receive a lump sum payment of equal to a specified percentage of such executive’s (i) annual base salary and (ii) target bonus, in each case, at the highest rate in effect during the twelve month period prior to the date in which the qualifying termination occurs, which percentage is 250/200/150%;

●	the vesting of all outstanding unvested awards previously granted to such executive under the MRD Plan;

●	reimbursement for the amount of COBRA continuation premiums (less required co-pay) until the earlier of (i) twelve months following the qualifying termination and (ii) such time as such executive is no longer eligible for COBRA continuation coverage;

●	financial counseling services for twelve months following the qualifying termination, subject to a maximum benefit of $30,000; and

●	outplacement counseling services for twelve months following the qualifying termination, subject to a maximum value of $30,000.

In the event that the Board determines that payments to be made to an executive under the change in control agreement would constitute excess parachute payments subject to excise tax under Section 4999 of the Code, then the amount of such payments shall either (i) be reduced so that such payments will not be subject to such excise tax or (ii) paid in full, whichever results in the better net after tax position for the executive.

Vesting Provisions Regarding Restricted Stock Awards, and Memorial Production Partners LP Awards

With respect to restricted stock unit awards, except as otherwise provided in another Company plan or agreement or described below, in the event a participant’s employment is terminated, any unvested restricted stock units will be automatically forfeited. With respect to MEMP restricted unit awards, in the event a participant’s employment is terminated, any unvested restricted stock units will be automatically forfeited.

Definitions

The following terms are defined in the change in control agreements or the MRD Plan:

●	“Qualifying Termination” means, as to any executive, the separation of service on account of (i) an involuntary termination by the Company without cause or (ii) such executive’s voluntary resignation for good reason, in each case, within six months prior to, or twenty-four months following, a change in control.

●	“Cause” means (i) such executive’s commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude; (ii) engaging in conduct that constitutes fraud, gross negligence or willful misconduct that results or would reasonably be expected to result in material harm to the Company or our business or reputation; (iii) breach of any material terms of such executive’s employment, including any of our policies or code of conduct; or (iv) failure to perform such executive’s duties for the Company.

●	“Good Reason” means the occurrence of one of the following without an executive’s express written consent (i) a material reduction of such executive’s duties, position or responsibilities, or such executive’s removal from such position and responsibilities, unless such executive is offered a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation, title and status); (ii) a material reduction by the Company of such executive’s base compensation (base salary and target bonus) as in effect immediately prior to such reduction; or (iii) such executive is requested to relocate (except for office relocations that would not increase such executive’s one way commute by more than 50 miles).

●	“Change in Control” has the meaning ascribed to such term in the MRD Plan and is described in “—MRD 2014 Long Term Incentive Plan—Merger, recapitalization or change in control.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 1, 2016 by:

●	each entity or person known by us to beneficially own more than 5% of our outstanding common stock;

●	each of our NEOs;

●	each member of the Board; and

●	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote and in the next paragraph, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted, the mailing address of each person or entity named in the table is 500 Dallas Street, Suite 1800, Houston, Texas 77002.

The group consisting of MRD Holdco, Mr. Graham and Mr. Bahr, and certain other former management members of WildHorse Resources control a majority of our voting common stock. As a result, we will continue to be a “controlled company” within the meaning of the NASDAQ listing rules. However, the number of shares reflected in the table below as beneficially owned by each of the members of that group does not include shares held by the other members of that group that are subject to the terms of the voting agreement pursuant to which, among other things, such group members have agreed to vote as directed by MRD Holdco (with the exception of MRD Holdco, for which the number of shares reflected below does include those shares held by the other members of the group, as discussed in footnote 1 to the table). Please see “Certain Relationships and Related Party Transactions—Voting Agreement” for more information on the voting agreement.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class

5% Stockholders:
MRD Holdco LLC (“MRD Holdco”)(1)	104,231,678	50.8%
Kenneth A. Hersh(2)	104,231,678	50.8%
Anthony Bahr(3)(4)	12,217,489	6.0%
Jay C. Graham(4)	12,162,289	5.9%
FMR LLC(5)	13,975,700	6.8%

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class

Directors and Named Executive Officers:
Kenneth A. Hersh(2)	104,231,678	50.8%
Jay C. Graham(4)	12,162,289	5.9%
Tony R. Weber	—	—
John A. Weinzierl(6)	430,823	*
Scott A. Gieselman	—	—
William J. Scarff(7)	216,496	*
Andrew J. Cozby	158,894	*
Larry R. Forney	143,429	*
Kyle N. Roane(8)	143,906	*
Robert A. Innamorati	58,338	*

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class

Carol Lee O’Neill	22,711	*
Pat Wood, III	35,211	*
All Executive Officers and Directors of the Company as a Group (12 persons)	104,989,436	51.1%

* Less than 1%.
(1)	The board of managers of MRD Holdco has voting and dispositive power over these shares. The board of managers of MRD Holdco consists of John A. Weinzierl, Kenneth A. Hersh, Scott A. Gieselman and Tony R. Weber, none of whom individually have voting and dispositive power over these shares. Each such person expressly disclaims beneficial ownership over these shares, except to the extent of any pecuniary interest therein. MRD Holdco is owned by Natural Gas Partners VIII, L.P. (“NGP VIII”), Natural Gas Partners IX, L.P. (“NGP IX”) and NGP IX Offshore Holdings, L.P. (“NGP IX Offshore”). NGP VIII, NGP IX and NGP IX Offshore may be deemed to share voting and dispositive power over the reported securities; thus, each may also be deemed to be the beneficial owner of these securities. Each of NGP VIII, NGP IX and NGP IX Offshore disclaims beneficial ownership of the reported securities in excess of such entity’s respective pecuniary interest in the securities. G.F.W. Energy VIII, L.P., GFW VIII, L.L.C., G.F.W. Energy IX, L.P. and GFW IX, L.L.C. may be deemed to beneficially own the shares held by MRD Holdco that are attributable to NGP VIII, NGP IX and NGP IX Offshore by virtue of GFW VIII, L.L.C. being the sole general partner of G.F.W. Energy VIII, L.P. (which is the general partner of NGP VIII) and GFW IX, L.L.C. being the sole general partner of G.F.W. Energy IX, L.P. (which is the general partner of NGP IX and NGP IX Offshore). Kenneth A. Hersh, one of our directors and who is an Authorized Member of each of GFW VIII, L.L.C. and GFW IX, L.L.C., may also be deemed to share the power to vote, or to direct the vote, and to dispose, or to direct the disposition, of those shares. Mr. Hersh does not own directly any shares. The reported securities include 29,824,673 shares beneficially owned by WHR Incentive and certain former management members of WildHorse Resources that may be deemed to be beneficially owned pursuant to the voting agreement.
(2)	G.F.W. Energy VIII, L.P., GFW VIII, L.L.C., G.F.W. Energy IX, L.P. and GFW IX, L.L.C. may be deemed to beneficially own the shares held by MRD Holdco that are attributable to NGP VIII, NGP IX and NGP IX Offshore by virtue of GFW VIII, L.L.C. being the sole general partner of G.F.W. Energy VIII, L.P. (which is the general partner of NGP VIII) and GFW IX, L.L.C. being the sole general partner of G.F.W. Energy IX, L.P. (which is the general partner of NGP IX and NGP IX Offshore). Kenneth A. Hersh, one of our directors and who is an Authorized Member of each of GFW VIII, L.L.C. and GFW IX, L.L.C., may also be deemed to share the power to vote, or to direct the vote, and to dispose, or to direct the disposition, of those shares. The reported securities include 29,824,673 shares beneficially owned by WHR Incentive and certain former management members of WildHorse Resources that may be deemed to be beneficially owned pursuant to the voting agreement. Mr. Hersh does not own directly any shares.
(3)	The address for this beneficial owner is 9805 Katy Freeway, Suite 400, Houston, Texas 77024.
(4)	Includes 580,000 shares owned by WHR Incentive LLC, a limited liability company beneficially owned by Messrs. Bahr and Graham. Each of Messrs. Bahr and Graham may be deemed to share voting and dispositive power over the shares held by WHR Incentive LLC; thus, each may also be deemed to be the beneficial owner of these securities. Each of Messrs. Bahr and Graham disclaims beneficial ownership of the reported securities in excess of such individual’s pecuniary interest in the securities. In January 2016, Mr. Graham was appointed as Chief Executive Officer and as a director.
(5)	Based solely on the Schedule 13G filed on February 12, 2016 by FMR LLC, Abigail P. Johnson and Fidelity Institutional Asset Management Trust Company in which such persons reported that they had (i) sole voting power with respect to 158,079 shares of our common stock, (ii) shared voting power with respect to zero shares of our common stock, (iii) sole dispositive power with respect to 13,975,700 shares of our common stock and (iv) shared dispositive power with respect to zero shares of our common stock. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(6)

Includes 110,000 shares purchased in the directed share program at the closing of our initial public offering by WCFB Interests, LP, a limited partnership which Mr. Weinzierl controls. Mr. Weinzierl disclaims beneficial ownership of the reported securities in excess of his pecuniary interest in such securities. In January 2016, Mr. Weinzierl resigned as Chief Executive Officer and as a director.

(7)	In January 2016, Mr. Scarff resigned as President.
(8)

Includes 10,000 shares purchased in the directed share program at the closing of our initial public offering by Emma Victoria Roane 2014 Trust, an irrevocable grantor trust which Mr. Roane serves as trustee. Mr. Roane disclaims beneficial ownership of the reported securities in excess of his pecuniary interest in such securities.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Officers, directors and more than 10% stockholders are required by the SEC’s regulations to furnish the Company and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they filed with the SEC. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during the year ended December 31, 2015.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and is seeking ratification of such appointment by our stockholders at the Annual Meeting. KPMG LLP has audited our financial statements and/or those of our predecessor since 2010. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the aggregate fees incurred by both the Company (or its predecessor) and MEMP to KPMG LLP during the last two fiscal years (dollars in thousand):

	Company or its Predecessor		MEMP

	2015	2014	2015	2014

Audit Fees(1)	$1,790	$1,242	$2,047	$1,800
Audit Related Fees(2)	165	—	—	—
Tax Fees (3)	40	145	—	414
All Other Fees (4)	—	—	—	—

Total	$1,995	$1,387	$2,047	$2,214

(1)	Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. For 2015 and 2014, those fees primarily related to the (i) audit of our and MEMP’s annual financial statements, (ii) audit of internal controls over financial reporting included in our 2015 annual report and MEMP’s annual reports, (iii) the review of our and MEMP’s quarterly financial statements filed on Form 10-Q, (iv) services in connection with a registration statement filed on Form S-1 by our wholly-owned subsidiary, Terryville Mineral & Royalty Partners LP, that was subsequently withdrawn on November 25, 2015 and (v) services in connection with MEMP’s acquisitions.
(2)	Audit-related fees represent amounts billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews (e.g., audits of benefit plans, due diligence for possible acquisitions or consultations pertaining to new and proposed accounting or regulatory rules). For 2015, services related to a consultation pertaining to the potential deconsolidation of MEMP based on amendments to the consolidation guidance released by the Financial Accounting Standards Board (“FASB”) in February 2015. No such services were rendered by KPMG during the year ended December 31, 2014.
(3)	Tax fees represent amounts billed in each of the years presented for professional services rendered in connection with tax compliance, tax advice, and tax planning.
(4)	All other fees represent amounts billed in each of the years presented for services not classifiable under the other categories listed in the table above. No such services were rendered by KPMG during the years ended December 31, 2015 and 2014.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee, which is available at http://www.memorialrd.com.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Memorial under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of the Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://www.memorialrd.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Memorial’s audited financial statements as of and for the year ended December 31, 2015.

The Audit Committee discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee discussed with KPMG LLP their independence, and received from KPMG LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with KPMG LLP, with and without management present, the scope and results of KPMG LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee recommended to the Board that such audited financial statements be included in our 2015 Annual Report on Form 10-K for filing with the SEC. The Audit Committee also has engaged KPMG LLP as our independent registered public accounting firm for 2016 and is seeking ratification of such appointment by the stockholders.

Audit Committee Robert A. Innamorati, Chairman Carol Lee O’Neill Pat Wood, III

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, annual reports and a Notice of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Memorial stockholders may be “householding” our proxy materials. One annual report, proxy statement and Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, you may (1) notify your broker, (2) direct your written request to: 500 Dallas Street, Suite 1800, Houston, Texas 77002 or (3) contact our Investor Relations department by telephone at (713) 588-8339. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker if their shares are held in “street name” or the Company if they are the stockholder of record. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report, proxy statement and Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this proxy statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Availability of Annual Reports on Form 10-K

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 to any of our stockholders of record, or to any stockholder who owns our common stock listed in the name of a broker, bank or dealer as nominee, at the close of business on March 14, 2016. Any request for a copy of our Annual Report on Form 10-K should be mailed to our Corporate Secretary at 500 Dallas Street, Suite 1800, Houston, TX 77002, or by calling (713) 588-8300.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 13, 2016. You are requested to cast your proxy as instructed in the Notice of Internet Availability of Proxy Materials whether or not you expect to attend the meeting in person. You may request paper copies of the proxy materials free of charge by following the instructions on the Notice of Internet Availability of Proxy Materials. If you request a paper proxy, please complete, date, and sign the enclosed form of proxy card and return it promptly in the envelope provided. By submitting your proxy promptly, you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. We encourage you to vote via the Internet.

*****

MEMORIAL RESOURCE DEVELOPMENT CORP.

500 DALLAS STREET, SUITE 1800

HOUSTON, TEXAS  77002

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE

VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Memorial Resource Development Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Memorial Resource Development Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

If you would like to attend the annual meeting and vote in person, you may contact Memorial Resource Development Corp. at (713) 588-8300 (attn.: Corporate Secretary) for directions to the annual meeting. Please see the proxy statement for annual meeting attendance requirements.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E03740-P76879                          KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                             DETACH AND RETURN THIS PORTION ONLY

MEMORIAL RESOURCE DEVELOPMENT CORP.

The Board of Directors recommends a vote “FOR” each nominee listed in Proposal 1 and “FOR” Proposal 2.
Vote on Directors

1.	Election of Directors
	Nominees:	For	Withhold	Vote on Proposal		For	Against	Abstain
	1a. Tony R. Weber	☐	☐	2.	Ratification of Appointment of KPMG LLP as Independent Auditor	☐	☐	☐
	1b. Jay C. Graham	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” the nominees listed in Proposal 1 and “FOR” Proposal 2.

If any other matters come properly before the meeting, the person named in this proxy will vote in their discretion.

Each signatory to this proxy acknowledges receipt from Memorial Resource Development Corp., prior to execution of this proxy, of a notice of Annual Meeting of Stockholders and a proxy statement dated April 1, 2016.

	1c. Scott A. Gieselman	☐	☐
	1d. Kenneth A. Hersh	☐	☐
	1e. Robert A. Innamorati	☐	☐
	1f. Carol L. O’Neill	☐	☐
	1g. Pat Wood, III	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement, along with our 2015 Annual Report on

Form 10-K, are available free of charge at http://www.proxyvote.com.

E03741-P76879

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MEMORIAL RESOURCE DEVELOPMENT CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 13, 2016

The undersigned hereby appoint(s) Jay C. Graham, Andrew J. Cozby and Kyle N. Roane, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Memorial Resource Development Corp. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Daylight Time, on May 13, 2016, at The Forum, Two Allen Center, 1200 Smith Street, Houston, Texas 77002, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)